PROSPECTUS SUPPLEMENT NO. 22 (To Prospectus dated July 11, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-164935

Bontan Corporation Inc.

46,472,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated July 11, 2011, relating to the resale of up to 46,472,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains our annual report, on Form 20-F/A, which was filed with the U.S. Securities and Exchange Commission on January 11, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated July 11, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on January 11, 2013 were US$0.12 and US$0.11 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 7 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated January 14, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 1

FORM 20-F/A

REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

X ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended March 31, 2012

OR

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report______________

For the transition period from ______________ to __________________

Commission file number: 0-30314

Bontan Corporation Inc.
(Exact name of Registrant as specified in its charter)

Inapplicable
(Translation of Registrant’s name into English)

Province of Ontario, Canada
(Jurisdiction of incorporation or organization)

47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3
(Address of principal executive offices)

Kam Shah, 416.929.1806,kam@bontancorp.com, Fax: 416.929.6612
47 Avenue Road, Suite 200, Toronto, Ontario, Canada M5R 2G3

(Name,telephone,e-mail and/or facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class Name of each exchange on which registered

Not applicable Not applicable

Securities registered or to be registered pursuant to Section 12(g) of the Act.

Common shares without par value
(Title of Class)

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

Not applicable
(Title of Class)

Indicate the number of outstanding shares of each of the Issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

Common shares without par value – 78,714,076 as at March 31, 2012

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act Yes ___ No X__

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Yes____ NoX

Note – Checking the box above will not relieve any registrant required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 from their obligations under those Sections.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such report) and (2) has been subject to such filing requirements for the past 90 days.
Yes X No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Indicate by checkmark Yes X No_______

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer___Accelerated filer____ Non-accelerated filer X

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP_____ International Financial Reporting Other -
Standards as issued by the International _X
Accounting Standards Board

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow
Item 17: __ Item 18 _

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes__ No_X__

FORWARD LOOKING STATEMENTS

This annual report includes "forward-looking statements." All statements, other than statements of historical facts, included in this annual report that address activities, events or developments, which we expect or anticipate, will or may occur in the future are forward-looking statements.

The words "believe", "intend", "expect", "anticipate", "project", "estimate", "predict" and similar expressions are also intended to identify forward-looking statements.

These forward-looking statements address, among others, such issues as:

- Future earnings and cash flow, - future plans and capital expenditures, - expansion and other development trends of the resource sector.

- Expansion and growth of our business and operations, and

- Our prospective operational and financial information.

These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in particular circumstances. However, whether actual results and developments will meet our expectations and predictions depends on a number of risks and uncertainties, which could cause actual results to differ materially from our expectations, including the risks set forth in "Item 3-Key Information-Risk Factors" and the following:

-	Fluctuations in prices of our products and services,
-	Potential acquisitions and other business opportunities,
-	General economic, market and business conditions, and
-	Other risks and factors beyond our control.

Consequently, all of the forward-looking statements made in this annual report are qualified by these cautionary statements. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected effect on us or our business or operations.
Unless the context indicates otherwise:
(a)	the terms "Bontan Corporation Inc." the "Company”,"Bontan", “we”, “us”, “our” are used interchangeably in this Annual Report and mean Bontan Corporation Inc. and its subsidiaries.
(b)
our reference to “Israeli project” in this report refers to our 4.70% indirect working interest in two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel. This interest is derived from our holding of 76.79% equity in IPC Cayman which holds approximately 90% of the share capital of IPC Oil and Gas Holdings Ltd (“Shaldieli’), an Israeli public company whose equity was acquired by IPC Cayman in a reverse takeover . Shaldieli now holds 50% partnership share in IPC Israel, which is the registered holder of 13.609% interest in the two licenses.

(c)	The term “IPC Cayman” refers to Israel Petroleum Company, LLC , a company incorporated in Grand Caymans in which we hold 76.79% equity.
(d)	The term “IPC Israel” refers to IPC Oil & Gas (Israel) Limited Partnership, a limited partnership registered in Israel in which Shaldieli holds 50% partnership interest.

FOREIGN PRIVATE ISSUER STATUS AND REPORTING CURRENCY

Foreign Private Issuer Status:

Bontan Corporation Inc. is a Canadian corporation incorporated under the laws of the Province of Ontario. Approximately 69% of its common stock was held by non-United States citizens and residents as of September 30, 2011 being its latest second quarter end. Further, our business is administered principally outside the United States and all our assets are located outside the United States; As a result, we believe that we qualify as a "foreign private issuer" for continuing to report regarding the registration of our common stock using this Form 20-F annual report format.

Currency

The financial information presented in this Annual Report is expressed in Canadian dollars ("CDN $") and the financial data in this Annual Report is presented in accordance with the International Financial Reporting Standards (“IFRS”)

All dollar amounts set forth in this report are in Canadian dollars, except where otherwise indicated.

PART I

ITEM 1 – IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Not required since this is an annual report.

ITEM 2 – OFFER STATISTICS AND EXPECTED TIMETABLE

Not required since this is an annual report

ITEM 3 – KEY INFORMATION

(A) SELECTED FINANCIAL DATA

This Report includes consolidated financial statements of the Company for the years ended March 31, 2012 and 2011. These financial statements were prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). These consolidated financial statements have been prepared in accordance with IFRS applicable to the preparation of financial statements, including IFRS 1 (First-time Adoption of IFRS). Subject to certain transition elections disclosed in Note 20 of the consolidated financial statements for the fiscal year 2012, the Company has consistently applied the same accounting policies in its opening IFRS Balance Sheet at April 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 20 of the consolidated financial statements for the fiscal year 2012 discloses the impact of the transition to IFRS on the Company‘s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company‘s consolidated financial statements for the year ended March 31, 2011. Previously, the Company prepared its financial statements in accordance with Canadian generally accepted accounting principles (“previous GAAP”).

The following is a selected financial data for the Company for each of the last three fiscal years 2010 through 2012 on a consolidated basis. The data is extracted from the audited financial statements of the Company for each of the said years, prepared in accordance with IFRS issued by IASB. Selected financial data for the fiscal years 2009 and 2008 are not presented since the related audited financial statements were prepared in accordance with previous GAAP and are therefore not comparable.

SUMMARY OF FINANCIAL INFORMATION IN THE COMPANY FINANCIAL STATEMENTS (Canadian $)

Operating data – Fiscal year ended March 31

	2012	2011	2010

Revenue	-	-	-
Loss before non-controlling interests	$(2,470,378)	$(3,779,638)	$(4,284,058)
Non-controlling interests	$-	$51,311	$356,814
Net Loss attributable to shareholder	$(2,470,378)	$(3,728,327)	$(3,927,244)
Net loss per share (1)	($0.03)	($0.05)	($0.09)
Working capital	$4,834,111	$1,706,527	$371,130
Total assets	$7,496,455	$9,351,800	$10,419,787
Capital stock	$36,081,260	$36,078,140	$35,298,257
Warrants	$7,446,261	$8,677,551	$7,343,886
Stock option reserve	$4,755,077	$4,755,077	$4,573,748
Fair value reserve	19,500	168,347	($2,696,213)
Shareholders' equity	$4,840,828	$8,688,223	$6,900,299
Weighted average number of shares outstanding (2)	78,680,743	78,469,909	42,963,027

1. The effect of potential share issuances pursuant to the exercise of options and warrants would be anti-dilutive and, therefore, basic and diluted losses per share are the same.

2. Weighted average number of shares for a year was calculated by dividing the total number of shares outstanding at the end of each of the months by twelve.

The Company has not declared or paid any dividends in any of its last three financial years.

Exchange Rates

In this Annual Report on Form 20-F, unless otherwise specified, all monetary amounts are expressed in Canadian dollars. The exchange rates used herein were obtained from Bank of Canada; however, they cannot be guaranteed.

On July 24, 2012, the exchange rate, based on the noon buying rates, for the conversion of Canadian dollars into United States dollars (the “Noon Rate of Exchange”) was approximately CDN $1.0208 = US$1.

The following table sets out the high and low exchange rates in US dollar for one Canadian dollar for each of the last six months

2012	June	May	April	March	February	January

High for period	$0.98	$1.02	$1.02	$1.02	$1.02	$1.00
Low for period	$0.96	$0.96	$1.00	$1.00	$0.97	$0.97

The following table sets out the average exchange rates in US dollar for one Canadian dollar for the five most recent financial years calculated by using the average of the Noon Rate of Exchange on the last day of each month during the period.

Year Ended March 31,
	2012	2011	2010	2009	2008
Average for the year	1.01	0.98	0.92	0.89	0.97

(B) CAPITALIZATION AND INDEBTEDNESS
Not applicable

(C) REASONS FOR THE OFFER AND USE OF PROCEEDS
Not applicable

(D) RISK FACTORS

The following is a brief discussion of those distinctive or special characteristics of the Company’s operations and industry that may have a material impact on, or constitute risk factors in respect of, the Company’s future financial performance.

Risks Related to our Business
We have a history of operating losses and may never achieve profitability in the future.
We have not generated any income since fiscal 2010 and have losses for the fiscal year 2012 in the amount of approximately $ 2.5 million and accumulated deficit of approximately $43.5 million. We do not have any proven reserves or current production of oil or gas. We have sold our interest in the Israeli Project. Our success is substantially dependent upon on the successful exploration, drilling and development of new projects. We cannot assure you that we will be profitable in the future.
Our consolidated financial statements for the year ended March 31, 2012 have been prepared assuming that we will continue as a going concern, however, there can be no assurance that we will be able to do so. Our ability to continue as a going concern is dependent upon our ability to access sufficient capital to complete exploration and development activities, identify commercial oil and gas reserves and ultimately achieve profitable operations These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if we were unable to realize our assets and settle our liabilities as a going concern in the normal course of operations. Such adjustments could be material.
We cannot control activities on properties or drilling locations that we do not operate and are unable to control their proper operation and profitability.
We do not operate any of the properties in which we own an Overriding royalty interest in the properties. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could adversely affect us from realizing our target returns for those properties. The success and timing of exploration and development activities on properties operated by others therefore will depend upon a number of factors outside of our control, including:
•	the nature and timing of drilling and operational activities;
•	the timing and amount of capital expenditures;
•	the operator’s expertise and financial resources;
•	the approval of other participants in drilling wells; and
•	the operator’s selection of suitable technology.
We face significant competition and many of our competitors have resources in excess of our available resources.

The oil and natural gas industry is highly competitive. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent crude oil and natural gas companies in a number of areas such as:

·	seeking to acquire desirable producing properties or new leases for future exploration;
·	marketing our crude oil and natural gas production;

·	seeking to acquire the equipment and expertise necessary to operate and develop properties; and
·	attracting and retaining employees with certain skills.

Many of our competitors have financial, technical and other resources substantially in excess of those available to us. This highly competitive environment could have an adverse impact on our business.

Risks of Oil and Natural Gas Investments
Oil and natural gas investments are highly risky.
The selection of prospects for oil and natural gas drilling, the drilling, ownership and operation of oil and natural gas wells and the ownership of non-operating interests in oil and natural gas properties are highly speculative. There is a possibility you will lose all or substantially all of your investment in us. We cannot predict whether any prospect will produce oil or natural gas or commercial quantities of oil and natural gas, nor can we predict the amount of time it will take to recover any oil or natural gas we do produce. Drilling activities may be unprofitable, not only from non-productive wells but also from wells that do not produce oil or natural gas in sufficient quantities or quality to return a profit.
Oil and natural gas prices are volatile and a reduction in these prices could adversely affect our financial condition and results of operations.
The price we may receive for oil or natural gas production from wells, in which we have an interest, will significantly affect our revenue, cash flow, access to capital and future growth. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include:
·	changes in supply and demand for oil and natural gas;
·	actions taken by foreign oil and gas producing nations;
·	political conditions and events (including political instability or armed conflict) in oil or natural gas producing regions;
·	the level of global oil and natural gas inventories and oil refining capacity;
·	the price and level of imports of foreign oil and natural gas;
·	the price and availability of alternative fuels;
·	the availability of pipeline capacity and infrastructure;
·	the availability of oil transportation and refining capacity;
·	weather conditions;
·	speculation as to future prices of oil and natural gas and speculative trading of oil or natural gas futures contracts;
·	domestic and foreign governmental regulations and taxes; and
·	global economic conditions.

A significant or extended decline in oil and natural gas prices may have a material adverse effect on the potential revenue expected from the settlement agreement signed in June 2012 in connection with the sale of our indirect interest in the Israeli Project.
We will be subject to various governmental regulations which may substantially reduce the benefit from the settlement agreement

Political developments and laws and regulations will affect the offshore Israel project. In particular, price controls, taxes and other laws relating to the oil and natural gas industry, changes in these laws and changes in administrative regulations have affected and in the future could affect oil and natural gas production, operations and economics. We cannot predict how agencies or courts in the State of Israel will interpret existing laws and regulations or the effect these adoptions and interpretations may have on our business or financial condition.

Risks Related to Ownership of our Stock

There is currently a limited trading market for our common shares.

There currently is a limited public market for our common shares. Further, although our common shares are currently quoted on the OTC Bulletin Board, trading of our common shares may be extremely sporadic. As a result, an investor may find it difficult to sell, or to obtain accurate quotations of the price of, our common shares. There can be no assurance that a more active trading market for our common shares will develop. Accordingly, investors must assume they may have to bear the economic risk of an investment in our common shares for an indefinite period of time.

Risks related to penny stocks.
Our common shares are subject to regulations prescribed by the SEC relating to “penny stock.” These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (as defined in Rule 501 of the U.S. Securities Act of 1933). These regulations could adversely impact market demand for our shares and adversely impact our trading volume and price.

The issuance of common shares upon the exercise of our outstanding warrants and options will dilute the ownership interest of existing stockholders and increase the number of shares eligible for future resale.
The exercise of some or all of our outstanding warrants and options could significantly dilute the ownership interests of our existing shareholders. As of March 31, 2012, we had outstanding warrants to purchase an aggregate of approximately 68 million common shares and outstanding options to purchase an aggregate of approximately 5.3 million common shares. To the extent the warrants and options are exercised, additional common shares will be issued and that issuance will increase the number of shares eligible for resale in the public market. The sale of a significant number of shares by our shareholders, or the perception that such sales could occur, could have a depressive effect on the public market price of our common shares.
Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 are complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.
Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting and certify the effectiveness of those controls. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, investor confidence and share value may be negatively impacted.
Your investment return may be reduced if we lose our foreign private issuer status.
We are a “foreign private issuer,” as such term is defined in Rule 405 under the U.S. Securities Act of 1933, and, therefore, we are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC. In addition, the proxy rules and Section 16 reporting and short-swing profit recapture rules are not applicable to us. If we lose our status as a foreign private issuer by our election or otherwise, we will be subject to additional reporting obligations under the Exchange Act which could increase our SEC compliance costs.
We may be treated as a passive foreign investment company for U.S. tax purposes, which could subject United States investors to significant adverse tax consequences.
A foreign corporation will be treated as a passive foreign investment company, or PFIC, for U.S. federal income taxation purposes, if in any taxable year either: (a) 75% or more of its gross income consists of passive income; or (b) 50% or more of the value of the company’s assets is attributable to assets that produce, or are held for the production of, passive income. Based on our current income and assets and our anticipated future operations, we believe that we currently are not a PFIC. U.S. stockholders of a PFIC are subject to a disadvantageous U.S. income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC. The PFIC rules are extremely complex. A U.S. person is encouraged to consult his or her U.S. tax advisor before making an investment in our shares.
U.S. shareholders may not be able to enforce civil liabilities against us.
We are a corporation organized under the laws of the Province of Ontario, Canada. Most of our directors and executive officers are non-residents of the United States. Because a substantial portion of their assets and currently all of our assets are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.
ITEM 4 – INFORMATION ON THE COMPANY

(A) HISTORY AND DEVELOPMENT OF THE COMPANY

We are a Canadian corporation incorporated under the laws of the Province of Ontario in 1973 under the original name of Kamlo Gold Mines Limited. We were inactive until 1985. Between 1986 and 1992, our company was involved in the development of a new technology for the marine propulsion business. During this period, our company went through three name changes.

Between 1993 and 1996, our company was involved in the distribution and manufacture of a snack food. During this period, our company went through two more name changes.

Our company remained inactive after the closure of the snack food business in November 1996 until December 1998 when we changed our name to Dealcheck.com Inc. and agreed on a new business strategy. This strategy focused on investing in new and emerging technology oriented projects and businesses. In 1999, our company raised $3.2 million, which we invested in various projects and companies over the next two years as per the new business strategy of our company. Unfortunately, the IT sector performed poorly since 2001 and new and emerging technology-based businesses suffered significant losses, financial problems and bankruptcies. These factors adversely affected our company’s investments and its profitability. Our company had to write off all its investments by the end of the fiscal 2003.

In April 2003, our company changed its business focus to the natural resource industry and completed a private placement of approximately 8.9 million common shares, raising approximately USD $3.1 million. These funds were primarily invested in projects involving oil and gas exploration and diamond mining projects in Brazil between April 2003 and September 2005.

Diamond mining operations discontinued in December 2004. Our company sold its interest in an oil exploration project in Papua New Guinea in July 2005 for USD $3.2 million. Our company’s cost of this project was approximately USD $1.6 million. Further, in October 2004, our company acquired a working interest in a gas exploration project in Louisiana, USA. Between March 2005 and September 2005, our company invested approximately $3.9 million as its share of exploration costs. The exploration, however, proved a dry well and was therefore abandoned and the costs incurred were fully written off in December 2005.

Since 2006, our company has been actively pursuing oil and gas exploration and development projects We found many projects to be too expensive while others did not meet our technical due diligence. In the fiscal 2010, we acquired indirect working interest, which, as at March 31, 2012, was 4.70% in two drilling licenses in the Levantine Basin, approximately 40 kilometers off the west coast of Israel. The two drilling licenses, Petroleum License 347 (“Mira”) and Petroleum License 348 (“Sarah”), cover approximately 198,000 acres of submerged land.

We sold our above interest in a settlement agreement with our minority partner, as revised on June 29, 2012 and now holds only an Overriding royalty interest of 0.25% in the two Israeli licenses. Details of the settlement are provided below under section B.
Our company’s registered office is situated at 47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3. We are a reporting issuer in the province of Ontario.
(B) BUSINESS OVERVIEW

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators. We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves. We have recently sold our interest in the offshore Israel project and are now seeking to acquire additional property interests in any other region or to pursue other business opportunities.
Background and Status of Offshore Israel Project
On October 15, 2009, International Three Crown Petroleum LLC (or ITC) entered into an option agreement with PetroMed Corporation under which ITC was granted the right to purchase all of PetroMed Corporation’s rights in the Myra and Sara licenses and the Benjamin permit. On November 18, 2009, the right to purchase was exercised, and as part of the closing, PetroMed Corporation was paid the contractual consideration and PetroMed Corporation provided IPC Cayman, ITC’s designee, with irrevocable deeds of assignment with respect to each of the licenses and permit.
However, between January 2010 and February 2010, legal disputes took place with PetroMed Corporation, and in light of the dispute as to ownership of the Myra and Sara drilling licenses and the Benjamin exploration permit, the Petroleum Commissioner had declined to transfer the licenses and permit to IPC Cayman and had indicated to IPC Cayman that he would be terminating the permit and possibly the licenses.

Separately, because Western Geco International had not been paid its $12.5 million in full, it refused to turn over the seismic data and its interpretation to IPC Cayman. Failure to deliver the seismic data and its interpretation to the Petroleum Commissioner would be a default under the permit and licenses that could lead to their termination by the Petroleum Commissioner.
To settle the disputes and to ensure that the future of the offshore Israel project was not jeopardized, we and IPC Cayman accepted an offer from two Israeli investors with significant financial and local influence to join the project as major partners.
On March 25, 2010, ITC, IPC Cayman, PetroMed Corporation, Emanuelle Energy Ltd., IDB-DT Energy (2010) Ltd. and others entered into an Allocation of Rights and Settlement Agreement. This agreement provided for, among other things, the dismissal of certain lawsuits and mutual release of claims among the parties; and a new allocation of working interests in the offshore Israel project as follows: 14.325% to IPC Cayman; 27.15% to IDB-DT Energy (2010) Ltd.; and 54.025% to Emanuelle Energy Ltd.;
On May 19, 2010, Geoglobal Resources (India) Inc. was appointed operator for the Myra and Sara licenses.
On May 20, 2010, the joint venture partners submitted an application to the Israeli Petroleum Commissioner to approve the transfer and registration of the rights in the Myra and Sara licenses. The approval was granted on June 16, 2010.
On October 13, 2010, IPC Cayman and IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer. Under the agreement, Ofer agreed to contribute up to US$ 28 million towards IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership.

On October 25, 2010, IPC Cayman entered into an agreement with Shaldieli Ltd., an Israeli shell public company (“Shaldieli”), for IPC Cayman to acquire 90% of Shaldeili’s common equity in exchange for IPC Cayman’s 50% interest in IPC Partnership. This was objected by us and resulted in various legal actions in Israel and Cayman Island.

On November 8, 2011, IPC Cayman merged its interest in IPC Israel, in a reverse take-over transaction, into Shaldieli in exchange for approximately 144.8 million shares of Shaldieli, representing approximately 90% of the share capital of Shaldieli.

The Company’s beneficial share, through its ownership of 76.79% equity of IPC Cayman, in the allotted Shaldieli shares worked out to approximately 111.2 million shares of Shaldieli Inc. or approximately 69% of Shaldieli share capital. Shaldieli now holds 50% of the equity in IPC Israel which, in turn, holds a 13.6090% working interest in the two licences – Sarah and Myra – under the offshore Israeli Project.

Thus, the Company’s indirect working interest in the Israeli project worked out to 4.70%. This is subject to change as Shaldieli dilutes its share capital by issuing new shares to raise additional funds.

On December 16, 2011, the Company signed a settlement agreement (“Settlement agreement”) with IPC Cayman, International Three Crown Petroleum LLC (“ITCP”), Three Crown Petroleum LLC (“TCP”) and Mr. Howard Cooper (“IPC Parties”). The Company agreed to transfer all its equity in IPC Cayman on closing for a total price of US$15 million and a 0.25% Overriding Royalty Interest (“ORI”) in the Israeli Project In addition, all 5 million warrants issued to ITC and 390,000 options issued to IPC Cayman consultants had been surrendered and cancelled without any compensation. The price of US$15 million was to consist of cash of US$10 million with the balance covered by two promissory notes carrying interest at 5% per annum and secured by additional ORI of 0.25% and a guarantee from IPC Cayman. One promissory note for US$2 million was payable on or before November 9, 2012 and another for US$3 million was payable on or before November 9, 2013. In the event of requests by the IPC Parties for an extension, or the occurrence of certain financing activities, the Company might receive up to a further US$500,000 in non-refundable deposits. The Company might also receive up to an additional US$ 3 million based on the price of Shaldieli shares after two years.

The Company received a non-refundable deposit of US$250,000. IPC Parties exercised its extension right on March 12, 2012 by paying to the Company’s tax escrow agent a further non-refundable deposit of US$125,000 and extended the closing date to April 25, 2012. This date was extended to May 14, 2012 for which the IPC Parties paid to the Company an extension fee of US$ 100,000. The original settlement agreement was finally revised and closed on June 29, 2012.

As per the terms of the revised settlement agreement the Company received US$ 5 million and surrendered all its shares in IPC Cayman for cancellation. The Company and IPC Parties exchanged mutual releases and dismissed all lawsuits against each other and against IPC Oil and Gas Holdings Ltd. (Formerly, Shaldieli Ltd.) and certain of its promoters.

As additional consideration, on or before December 31, 2012, based on a revaluation of the surrendered shares to be performed by the IPC Parties, Bontan will either receive (i) at the option of the IPC Parties, either a payment of US$9.625 million or a payment of US$6.625 million plus delivery of a US$3.0 million promissory note due on November 8, 2013, carrying 5% p.a. interest and secured by an IPC guarantee, a 0.15% Overriding Royalty Interest (ORI) and a pledge of 23% of the IPC Shares, or (ii) the right to exercise an option to purchase 49.27% of the issued and outstanding share capital of IPC Cayman on a fully diluted basis for an exercise price of US$4,927.(IPC Cayman currently holds 144,821,469 shares of Shaldieli).

The revised Settlement Agreement includes an obligation to pay Bontan an additional amount based on the increase in value of a specified number of Shaldieli shares, with the obligation guaranteed by IPC and also secured by the 0.15% ORI. This amount is only payable if the value of the specified number of Shaldieli shares is worth more than US$3M. Moreover, the payment may not exceed an additional $US3.0 million. In order for any amounts to be paid under this provision, there would have to be a significant increase in the market price over the current price.

As of the date of this report, we hold no interest in the two Israeli licenses. However, we own an overriding royalty interest of 0.25% in these licenses.

The following table shows the overriding royalty interests held by various parties in the Myra and Sara licenses:
Name of Holder	Percentage Interest
Royalty Trust for the benefit of the shareholders of PetroMed Corporation as of March 25, 2010	3.0%
East Mediterranean Exploration Company Ltd.	4.5%
Three Crown Petroleum LLC – an affiliate of ITC	0.25%
Bontan Corporation Inc	0.25%
Ofer Energy Enterprises LP	0.5%
Israel Land Development Company Ltd.	1.33%
IDB-DT (2010) Energy Ltd	0.138%
Modiin Energy Limited Partnership	0.532%
TOTAL OVERRIDING ROYALTY INTERESTS	10.5%

(C) ORGANIZATIONAL STRUCTURE

We have two wholly owned subsidiaries, Israel Oil and Gas Corporation and 1843343 Ontario Inc. Israel Oil and Gas Corporation held our 76.79% equity interest in IPC Cayman. This subsidiary was merged with Bontan Corporation Inc. on May 15, 2012.

Our second subsidiary, 1843343 Ontario Inc. was incorporated in Ontario, Canada on January 31, 2011 and has no activity since its inception.

(D) PROPERTY PLANTS AND EQUIPMENT

We currently lease office space at 47 Avenue Road, Suite 200, and Toronto, Ontario, Canada for approximately $2,500 per month. The leased area is approximately 950 square feet. Our current lease agreement will expire on July 31, 2012 and is usually extended on an annual basis.

ITEM 4A – UNRESOLVED STAFF COMMENTS

None.

ITEM 5 – OPERATING AND FINANCIAL REVIEW AND PROSPECTS

(A) OPERATING RESULTS

The following discussion should be read in conjunction with the Audited Financial Statements of the Company and notes thereto contained elsewhere in this report.

Results of operations
Year ended March 31	2012	2011
	in 000' CDN $	in 000' CDN $
Income	-	-
Expenses	(2,470)	(3,780)
	(2,470)	(3,780)
Non-controlling interests	-	51
Net loss attributable to shareholders	(2,470)	(3,728)
Deficit at end of year	(43,461)	(40,991)

Overview

During most part of fiscal 2012, we were mainly engaged in negotiations with IPC Cayman management to work out an acceptable out of court settlement and to end all legal disputes. A settlement agreement was reached in December 2011 and we were able to get US$475,000 and an overriding royalty interest of 0.25% on the two licenses. However, the settlement agreement was extended and revised and finally closed on June 29, 2012. Further details of these agreements are explained elsewhere in this report.

Key activities during the fiscal 2011 were:

a.	We completed our private placement which began in December 2009 in April 2010 and raised an additional approximately $2.3 million.

b.	The following key development occurred on the Israeli project –
•	Signing of a joint operating agreement with an operator on October 6, 2010.
•	Securing a drill rigs for potential drilling of an exploratory well in early 2012.
•	Securing extension on the Sara and Myra licenses to July 13, 2012 from Petroleum Commissioner in Israel in May 2011.
•	Completing 3D analysis in July 2011.

c.
Our subsidiary IPC Cayman set up IPC Israel in May 2010 and as a result, it became limited partner and we lost control over the financial reporting process of IPC Cayman and decided to deconsolidate the results of IPC Cayman effective May 18, 2010.

d.
We initiated extensive legal actions against the manager of IPC Cayman and against Shadieli Ltd., an Israeli shell in which the manager of IPC Cayman agreed to roll all the interest in IPC Israel for 90% equity without our knowledge or consent.

Income - There was no revenue during the years ended March 31, 2012 and 2011

Expenses

The overall analysis of the expenses is as follows:

Fiscal year ended March 31	2012	2011

Operating expenses	$ 249,690	$ 379,636
Consulting fee & payroll	478,765	818,637
Exchange loss	8,653	20,688
Write off of short term investment Loss on disposal of short term investments	776,774 84,176	386,672 948,189
Professional fees Bank charges, interest and fees	870,571 1,749	1,221,720 4,096
	$ 2,470,378	$ 3,779,638

Operating Expenses

Fiscal year ended March 31	2012	2011

Travel, meals and entertainment	$ 32,114	$ 131,976
Shareholder information	131,575	148,610
Other	86,001	99,050

	$ 249,690	$ 379,636

Travel, meals and entertainment

These expenses for fiscal 2012 were substantially incurred by our CEO, Kam Shah and the key consultant, Mr. Terence Robinson and other consultants and lawyers in visiting Israel in connection with the Israel Project. As explained earlier, most part of fiscal 2012 was spent in litigation and negotiations for an out of court settlement which involved minimum travels. These expenses were therefore significantly less in fiscal 2012 compared to fiscal 2011.

Increased travel costs during fiscal 2011 was caused by several visits to Israel and Grand Cayman in connection with our litigations in those places and also visiting Vancouver, USA and UK in earlier part of the fiscal year in connection with the Israeli Project and fund raising efforts.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Major cost (approximately 89%) consists of media relation and investor relation services provided by Current Capital Corp. under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of US$10,000. Current Capital Corp. is a shareholder Corporation where the Chief Executive and Financial Officer of the Company provide accounting services.

Management believes that such services are essential to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs.

There was no major change on a year over year basis.
Consulting fees and payroll	2012	2011

Fees settled in common shares	7,171	91,714
Fee settled by issuance of options	-	181,329
Fee settled in cash	425,436	505,856
Payroll	46,158	39,738
	$ 478,765	$ 818,637

The Company did not issue any shares or options to any consultants during the fiscal year 2012.Cash fee consisted of consulting fee charged by the CEO, audit committee members and two other consultants and were consistent with prior fiscal year. Payroll included value of $3,120 representing 50,000 shares granted under a compensation plan to an employee.

Major reduction in consulting fee during the fiscal year 2012 was mainly due to non-consolidation of IPC Cayman. The previous year’s fees included fees of approximately $266,000 to the IPC Cayman consultants.

The following details relate to the fiscal year 2011:

a.	Fees settled by shares include 120,000 shares issued to two independent consultants and 15,000 shares issued to the employee in respect of their services during the year.
b.
950,000 options were issued in August 2010 to eight consultants and valued at $ 181,329 using Black-Scholes option price model. 300,000 of these options were issued to three directors. These options expire in five years and can be exercised to acquire equal number of common shares at an exercise price of US$0.35 per share.

c.	Cash fee includes approximately $402,000 paid to the CEO and two key consultants, Mr. Terence Robinson and Mr. John Robinson.
Write off of short term investments

The Company’s investment portfolio had five marketable securities at the beginning of the fiscal year 2012, one of which was fully written off. Another security was adjusted down by $ 111,000 to its fair value and later sold. The remaining three securities were still being held at the fiscal year end. However, their fair value declined significantly and the decline was considered other than temporary and therefore management decided to write off approximately $ 665,000 against carrying costs of these securities.

As at March 31, 2011, the Company’s short term investment portfolio included four securities whose market price showed continued decline which was considered other than temporary. The carrying costs of these securities were therefore written down by $386,672 in line with their market value as at March 31, 2011.

Loss (Gains) on disposal of short term investments

During the fiscal 2012, four marketable securities with adjusted costs of approximately $747,000 were disposed of for $663,000, resulting in a net realized loss of approximately $ 84,000. The disposals were made to generate more cash flow to meet litigation and operational costs.

During the fiscal year 2011, nine securities with carrying cost of $1.9 million were disposed of for approximately $1 million. Three securities alone had a combined loss of approximately $ 796,000. The significant disposal was mainly caused by the need for additional cash to meet litigation costs.

Professional fees

Professional fees consisted of:

	2012	2011
	(in $000’)
Audit & Related fees	$ 66	$ 70
Legal	915	1,152
Insurance claim received against legal costs	(110)	-
	$ 871	$ 1,222

As explained elsewhere in this report, the Company was forced to initiate legal actions against the manager of its subsidiary, IPC Cayman to protect its interest in Israeli project. The litigation initiatives required the Company to hire expensive lawyers in Israel, USA and Cayman Islands. Litigation proceedings began in December 2010 until May 2011 and after that out of court settlement negotiations began which also required heavy involvement of the same lawyers. Thus, for both the fiscal years 2012 and 2011, legal costs were the major costs for the Company.

During the fiscal 2012, we were able to successfully claim some of the legal costs incurred in the past from our insurance company under the directors and officers insurance, which approved a net of $110,000 against our claim.

Bank charges, interest and fees

Charges were substantially lower in 2012 compared to 2011 due to limited number of transactions. Besides, 2011 included interest costs of approximately 1,500 related to loans settled in that fiscal year.

(B) Liquidity and Capital Resources

Working Capital

As at March 31, 2011, the Company had a net working capital of approximately $4.9 million compared to a working capital of $1.7 million as at March 31, 2011.

Substantial improvement in the working capital in fiscal 2012 was mainly due to transfer of exploration and evaluation costs of $ 5.3 million from long term assets in fiscal 2011 to current assets in fiscal 2012.
As explained elsewhere in this report, we concluded a settlement in June 2012 with IPC Cayman management with whom we were in legal disputes for over a year. This settlement resulted in sale of our interest. Without this adjustment, our working capital for fiscal 2012 would have been in deficit.

Our financials for the fiscal 2012 include a going concern note which reflects the above situation.

Operating cash flow

During the fiscal year 2012, operating activities required a net cash outflow of approximately $1.3 million mainly due to increased legal costs and cash fees. This was met from available cash, cash received form settlement and sale of short term investments.

During the fiscal year 2011, operating activities required a net cash outflow of approximately $ 2.6 million which was met from the available cash and cash generated from investments and equity financing.

The company expects its operating cash requirements to reduce significantly due to elimination of litigation costs as a result of the settlement.

Investing cash flows

Key investing activities comprised disposal of significant short term investments and Investment in the Israeli project.

Exploration and evaluation costs recoverable

The Company incurred these costs primarily in connection with its indirect interest in two Israeli offshore drilling licenses. The Company’s interest was held by way of 76.79% equity in IPC Cayman. In June 2012, the Company sold this interest under a settlement agreement closed after expensive and bitter litigations against the management of IPC Cayman for over a year.

Details of the background and current status of this interest are given under item 4(B) of this report.

We received net of $383,887; subsequently $100,000 was received in May 2012. In June 2012, an amount of $5 million was received plus an overriding royalty interest of 0.25% on the two licenses as a result of the settlement agreement, during the fiscal year 2012.

Key developments during the year ended March 31, 2011
1.
On May 18, 2010, IPC Cayman agreed to establish a limited partnership in Israel (IPC Israel) and register IPC Cayman’s interest in the two licenses in the name of IPC Israel. IPC Israel is owned by IPC Cayman as a limited partner and its general partner is International Three Crown Petroleum LLC (ITC).

2.
On October 13, 2010, IPC Cayman and its wholly owned IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, (“Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership and certain voting and management rights related to IPC Partnership.

As a result of the above transactions, the Company’s indirect interest in the two licenses now stands at 5.23%.
3.
On October 6, 2010, the partners of the Israel Project signed a new joint operating agreement with Geoglobal Resources (India) Inc., as operator. The new agreement provides for early termination and replacement of the operator subject to certain compensation.

4.
On October 25, 2010, IPC Cayman announced that it signed an agreement to acquire a publicly listed Israeli company, Shaldieli Ltd in a reverse takeover by placing its ownership interests in the Israel project in to Shaldieli , Ltd in exchange for 90% ownership of Shaldieli, Ltd. The Company as a majority shareholder of IPC Cayman has not agreed to this deal.

The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, and as further updated on June 15, 2011 (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (c) assessment of the likely outcome of the current disputes with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.
Short term investments

The Company continued to dispose of its investments during the fiscal 2012 to meet increasing legal costs due to litigations and settlement negotiations. Four of the marketable securities were sold for net proceeds of approximately 0.7 million.

During the fiscal year 2011, there were no new significant investments. There were significant disposals to meet increasing litigation costs as explained elsewhere in this report. Nine securities of public companies having carrying value of approximately $1.8 million were sold for $900,000.

The Company had short term investments at a carrying cost of approximately $ 0.2 million as at March 31, 2012 (2011: $2.1million) – all of which (2011: 100%) was held in Canadian currency. Investments were in 4 public companies ( 2011: 5 public companies) These investments were stated at their fair value of approximately $ 0.2 million (2011: $1.9 million) as at March 31, 2012 and the difference representing unrealised gain of approximately $20,000 (2011: gain of approximately $168,000) was transferred to fair value reserve and included under shareholders equity.

The amounts at which the Company’s publicly-traded investments could be disposed of currently may differ from fair values based on market quotes, as the value at which significant ownership positions are sold is often different than the quoted market price due to a variety of factors such as premiums paid for large blocks or discounts due to illiquidity.

The following is a major composition of short term investments:

March 31,	2012			2011
	in 000'
	# of shares	cost	fair value	# of shares	cost	fair value
Marketable Securities
Brownstone Ventures Inc.	-	-	-	522	755	611
Bowood Energy	965	135	135	1,561	586	755
Mena Hydrocarbons	600	57	78	750	685	495
2 (2011: 5 ) other public companies - mainly resource sector		16	15		93	39
		$208	$228		$2,119	$1,900

Financing cash flows

There were no financing activities during the fiscal year 2012.

Financing cash flow in fiscal 2011 arose from equity financing which was used to settle short term loans and financing the subsidiary.

Equity financing in fiscal 2011

During the fiscal year 2011, the Company raised a net of $ 2.1 million in private placement which began in November 2009 and ended on April 30, 2010.This private placement required issuance of 12.7 million additional common shares of the company and 13.9 million warrants and a finder’s fee of 10% in cash and warrants.

Further 600,000 warrants were exercised during the fiscal 2011 by two shareholders for a total cash price of $60,503.

The funds raised were spent in settling all short term loans of approximately $ 1.1 million, in advances made to subsidiary, IPC Cayman of approximately $1 million.

Approximately $ 5.5 million was raised through two private placements. The first one began in December 2008 and completed in October 2009 and raised net of US$ 450,000. The second one began in December 2009 and until March 31, 2010 raised approximately $ 5 million. This private placed closed on April 30, 2010 and an additional approximately $ 2 million was raised. These private placements were subject to 10% finder’s fee in cash and additional 10% fee in warrants payable to various persons including Current Capital Corp., a related party and Mr. Howard Cooper, the sole director and president of our subsidiary, IPC Cayman.

Note 11 to the fiscal2011 financials provide further details of these private placements.

Debt funding in fiscal 2011

We borrowed short term loans totalling to approximately $1.2 million as at March 31, 2010. These loans carried interest between 5% and 10% per annum. The loans were fully settled with accumulated interest subsequent to March 31, 2010 from the additional funds raised through private placement

Note 10 to the financials for fiscal 2011 provide further details of these loans.
(C) RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES
The Company has not spent any funds on research and development during the fiscal years 2012 and 2011.

(D) TREND INFORMATION
There are no other trends, commitments, events or uncertainties presently known to management that are reasonably expected to have a material effect on the Company’s business, financial condition or results of operation other than uncertainty as to the speculative nature of the business (Refer to the heading entitled “Risk Factors”).
(E) OFF-BALANCE SHEET ARRANGEMENTS
At March 31, 2012, and 2011, the Company did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.
(F) CONTRACTUAL OBLIGATIONS
None.
(G) SAFE HARBOUR
Not applicable.
ITEM 6 – DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

(A) DIRECTORS AND SENIOR MANAGEMENT

The following table sets forth all current directors and executive officers of the Company, with each position and office held by them in the Company, and the period of service as such:

Name and Position With the Company	Other principal directorships	Principal business activities outside the Company
Kam Shah ( age 61) Director and Chairman Chief Executive Officer and Chief Financial Officer	Sole Director – Webtradex International Corp., a Nevada registered public company trading on OTCBB-NASDAQ	Acts as a CEO/CFO of Webtradex International Corp., currently inactive,
Dean Bradley (age 79) – Independent Director, Chair of the Audit Committee	none	Sole director of McKenzie Capital Corporation.
Brett D. Rees (age 60) – Independent Director, member of the Audit Committee	Director of five Canadian private corporations.	Independent broker in life and other insurance products and personal and estate financial planning.

Kam Shah joined the Company as a Chief Financial Officer and was appointed to the Board on January 3, 1999. He worked with PricewaterhouseCoopers LLP and Ernst & Young. He is a US Certified Public Accountant and a Canadian Chartered Accountant. He has over fifteen years of international experience in corporate financial analysis, mergers & acquisitions. Mr. Shah is responsible for the financial and statutory matters of the Company and effective May 17, 2004, following resignation of the Chairman, Mr. Terence Robinson, has also assumed the responsibilities of the chairman of the Board and Chief Executive Officer of the Company. Mr. Shah is also a consultant providing accounting and tax services to Current Capital Corp., (CCC) a private Ontario corporation, having its head office in Toronto. CCC provides investors’ and media relations services to Bontan Corporation.

Dean Bradley has served as a director since November 20, 2000. Mr. Bradley is currently the Chairman of our audit committee and a non-executive independent director based in Florida. He assists the Company from time to time in introducing new businesses and liaising with businesses in the USA in which the Company has equity interest. Mr. Bradley had been CEO of many corporations including real estate, mining, manufacturing, and import/export and financial services corporations and is currently the sole director of McKenzie Capital Corporation.

Brett Rees has served as a director and a member of our audit committee since December 8, 2006. Mr. Rees is a Chartered life underwriter, financial consultant and financial planner and has been mutually licensed for over 20 years. He has experience in various insurance products, estate planning, pension planning for individual and corporation and in group benefit assessments.

Management Team

In addition to Mr. Shah, our CEO and CFO, our management team consists of two key consultants, Terence Robinson and John Robinson. Information about our key consultants is provided below.

Terence Robinson served as our Chairman of the Board and Chief Executive Officer from October 1991 to May 2004. He advises the board in the matters of shareholders relations, fund raising campaigns, introduction and evaluation of investment opportunities and overall operating strategies for the Company. He has over 25 years of experience as merchant banker and venture capitalist and has successfully secured financing for a number of start-up and small cap companies and currently runs his own consulting firm in the name of TR Network Inc. Mr. Terence Robinson is a key consultant who basically acts in an advisory role with no specific authority to bind the Company except in case of short term investments where he is authorized to buy and sell marketable securities on behalf of the Company and also advises as to when to buy or sell. He is however not authorized to withdraw or deposit any cash from and into our accounts with the brokerage firms.

Mr. John Robinson is another consultant who provides advisory services to us, primarily in assisting in the research and evaluation of projects and in short term investment activities. In case of short term investments, he is authorized to buy and sell marketable securities on our behalf. He is however not authorized to withdraw or deposit any cash from and into our accounts with the brokerage firms. Mr. John Robinson is a brother of Mr. Terence Robinson and is the sole shareholder of Current Capital Corp, which provides investor and media relations services to us and is a shareholder.

Mr. Shah’s current consulting agreement has been renewed on April 1, 2010 to another five years to March 31, 2015. From January 1, 2009 to December 31, 2009, Mr. Shah received a cash fee of $10,000 per month plus taxes. However, on February 18, 2010, the board approved revision in his fee to $ 15,000 per month effective September 2009. Between June 1, 2008 and December 31, 2008, Mr. Shah was allowed to draw $10,000 per month in arrears until the market price of our common shares reached $0.50 provided that such drawings were treated as fee advances to be repaid when the market price of our common shares stays at $0.50 or above for a consecutive period of three months. A total sum of $70,000 was withdrawn by Mr. Shah. The amount was finally expensed as a bonus in March 2010. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

Mr. Terence Robinson’s consulting agreement was signed on April 1, 2003 for a six-year term ending on March 31, 2009. We renewed the consulting agreement for another five years effective April 1, 2009. Under the renewed agreement, Terence will receive a fixed monthly fee of $10,000 plus taxes and will be entitled to stock compensation and stock options as may be determined by our board of directors.

On July 1, 2009 we entered into a new consulting agreement with John Robinson for a term ending on March 31, 2014. We will pay John a fixed monthly fee of $8,500 plus taxes and he will be entitled to stock compensation and stock options as may be determined by our board of directors.
Family Relationships
There are no family relationships between the directors and executive officers. Mr. Terence Robinson is a brother of Mr. John Robinson.
Other Relationships
There are no arrangements or understandings between any major shareholder, customer, supplier or others, pursuant to which any of the above-named persons were selected as directors or members of senior management.

(B) COMPENSATION

The compensation payable to directors and officers of the Company and its subsidiary is summarized below:

1. General

The Company does not compensate directors for acting solely as directors. Except as described below, the Company does not have any arrangements pursuant to which directors are remunerated by the Company or its subsidiary for their services in their capacity as directors, other than options to purchase shares of the Company which may be granted to the Company’s directors from time to time and the reimbursement of direct expenses.

The Company does not have any pension plans.

2. Statement of Executive Compensation
The following table and accompanying notes set forth all compensation paid by the Company to its directors, senior management and key consultants for the fiscal years ended March 31, 2012, 2011 and 2010:
	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
					Awards		Payouts
Name and principal position	Year	Fee (3)	Bonus	Other annual compensation	Securities under options/SARs Granted (1) & (4)	Shares or units subject to resale restrictions	LTIP (2) payouts	all other compensation (5)	Total compensation
		($)	($)	($)	$	($)	($)	($)	($)
Kam Shah
CEO/CFO	2012	180,000			-			6,748	186,748
CEO/CFO	2011	180,000			38,175			5,083	223,258
CEO/CFO	2010	155,000	70,000		26,639			5,452	257,091
Terence Robinson
Consultant	2012	120,000						6,748	126,748
Consultant	2011	120,000						5,083	125,083
Consultant	2010	120,000						5,452	125,452
Dean Bradley
Independent director	2012	5,000			-				5,000
Independent director	2011	5,000			9,544				14,544
Independent director	2010	5,000			2,462				7,462
Brett Rees
Independent director	2012	5,000			-				5,000
Independent director	2011	5,000			9,544				14,544
Independent director	2010	5,000							5,000

Notes:
1.	“SAR” means stock appreciation rights. The Company never issued any SARs
2.	“LTIP” means long term incentive plan.
3.	Fees were settled in cash and shares issued under Consultants Stock Compensation Plans.
4.
For the fiscal 2010 and 2009, options included additional costs due to changes in the terms of the previously issued options. The additional cost was estimated using Black-Scholes option price model as more fully explained in note 12 (ii) to the consolidated financial statements for fiscal 2010 included herein.

5.	All other compensation consists of group insurance benefit payments made on behalf.
Long Term Incentive Plan (LTIP) Awards
The Company does not have a LTIP, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Company’s securities) was paid or distributed to the Named Executive Officers during the most recently completed financial year.

Defined Benefit or Actuarial Plan Disclosure
There is no pension plan or retirement benefit plan that has been instituted by the Company and none are proposed at this time.
Indebtedness of Directors, Executive Officers and Senior Officers
None.
Directors’ and Officers’ Liability Insurance
The Company has purchased, at its expense, directors and officers liability insurance policy to provide insurance against possible liabilities incurred by them in their capacity as directors and officers of the Company.
(C) BOARD PRACTICES

Directors may be appointed at any time in accordance with the by-laws of the Company and then re-elected annually by the shareholders of the Company. Directors receive no compensation for serving as such, other than stock option and reimbursement of direct expenses. Officers are elected annually by the Board of Directors of the Company and serve at the discretion of the Board of Directors.

The Company has not set aside or accrued any amount for retirement or similar benefits to the directors.

Mandate of the Board
The Board has adopted a mandate, in which it has explicitly assumed responsibility for the stewardship of Bontan Corporation Inc. In carrying out its mandate the Board holds at least four meetings annually. The frequency of meetings, as well as the nature of the matters dealt with, will vary from year to year depending on the state of our business and the opportunities or risks, which we face from time to time. The Board held a total of 12 meetings, mostly by way of a conference call, during our financial year ended March 31, 2012. To assist in the discharge of its responsibilities, the Board has designated one standing committee: an Audit Committee, as more particularly discussed below.

Audit Committee

The members of the audit committee consisted of Dean Bradley and Mr. Brett Rees, both are our independent directors. The audit committee is charged with overseeing the Company's accounting and financial reporting policies, practices and internal controls. The committee reviews significant financial and accounting issues and the services performed by and the reports of our independent auditors and makes recommendations to our Board of Directors with respect to these and related matters.

The Company’s Audit Committee’s charter was detailed in the annual report for fiscal 2005. The Charter became effective on August 2, 2005.
Audit Committee charter assists the Board in fulfilling its responsibilities for our accounting and financial reporting practices by:
•	reviewing the quarterly and annual consolidated financial statements and management discussion and analyses;
•	meeting at least annually with our external auditor;
•	reviewing the adequacy of the system of internal controls in consultation with the chief executive and financial officer;
•	reviewing any relevant accounting and financial matters including reviewing our public disclosure of information extracted or derived from our financial statements;
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	pre-approving all non-audit services and recommending the appointment of external auditors; and
•	reviewing and approving our hiring policies regarding personnel of our present and former external auditor

A copy of the Audit Committee Charter can be requested by calling (416) 929-1806.

Compensation Committee

The Company does not currently have a Compensation Committee. The directors determined that, in light of the Company’s size and resources, setting up such a committee would be too expensive and would not serve any useful purpose for the Company at this time. The Company has, however, set up an Independent Review Committee of the Board to review and approve all non-arms' length contracts. This Committee has the same composition as the Audit Committee, and is currently comprised of the two independent directors - Dean Bradley and Brett Rees. This committee approves fees and major expenses of Mr. Shah and Mr. Terence Robinson.

Corporate Governance Committee

The Company does not have a separate corporate governance committee. The CEO in conjunction with the audit committee has developed and updated corporate governance practices and policies, code of ethics and corporate disclosure policy which form part of our internal control over financial reporting manual. The goal is to provide a mechanism that can assist in our operations, including but not limited to, the monitoring of the implementation of policies, strategies and programs and the development, continuing assessment and execution of the Company’s strategic plan.

(D) EMPLOYEES

The Company presently has one employee who serves as assistant to the chief executive and financial officer. It uses the services of consultants from time to time.

(E) SHARE OWNERSHIP

The Company usually creates two Plans, Consultants Stock Compensation Plan and Stock Option Plan.

As at July 23, 2012, the Company had two active Consultants Stock Option Plans and four active Stock Option Plans. Details of these Plans and movements therein during the fiscal 2012 are given in Notes 9(c) and 10(a) to the consolidated financial statements for the fiscal 2012. As of the date of this report, there were 8,106,667 unallocated shares registered under the Consultants Stock Compensation Plans and 5,385,000 outstanding options under the Stock Option Plans.
All shares and options under previous plans have been issued and fully vested.
The objective of these stock plans is to provide for and encourage ownership of our common shares by our directors, officers, consultants and employees and those of any subsidiary companies so that such persons may increase their stake in our company and benefit from increases in the value of the common shares. The Plans are designed to be competitive with the benefit programs of other companies in the natural resource industry. It is the view of management that the plans are a significant incentive for the directors, officers, consultants and employees to continue and to increase their efforts in promoting our operations to the mutual benefit of both our company and such individuals and also allows us to avail of the services of experienced persons with minimum cash outlay.

The following table sets forth the share ownership of our officers, directors and key consultants and includes details of all options to purchase of the Company held by such persons at March 31, 2012:

	Common Shares Beneficially Owned		Options and Warrants Exercisable for Common Shares
Name	Number	Percentage	Number	Exercise price - in US$	Expiry date(s)
Kam Shah	1,024,500	1.30%	900,000	$0.15	31-MAR-14
			200,000	$0.35	18-Aug-15
Terence Robinson*	-	-	-

Dean Bradley	-	**	45,000	$0.15	31-MAR-14
			50,000	$0.35	18-Aug-15
Brett Rees	-	**	25,000	$0.15	31-Mar-14
			50,000	$0.35	18-Aug-15
John Robinson ***	2,000,000	15.00%	1,615,000	$0.15	31-MAR-14
			3,599,103.25		31-MAR-14
			150,000	0.35	24-Nov-14
			150,000	0.35	13-Jan-15
			3,000,000	0.10	31-Mar-14
			2,955,000	0.35	30-Apr-15

* Excludes 3,750,024 common shares and options to purchase 2,790,000 shares at USD $0.15 per share held by Stacey Robinson, the wife of Terence Robinson. Mr. Robinson disclaims beneficial ownership over those shares.

** Less than 1%.
*** Includes 1,000,000 common shares and 7,995,000 underlying warrants held in the name of Current Capital Corp., which is fully owned by Mr. John Robinson.

The terms of all options with exercise price of US$0.15 were revised during the fiscal 2010 and2009. The revisions comprised increasing the expiry dates by one year and reducing the exercise price, which ranged between US$035 and US$1.00 to US$0.15. This is further explained in notes to our consolidated financial statements for fiscal 2010 and 2009. All options are fully vested.

All shares and options held by the above persons carry same rights as the other holders of the Common shares of the Company.

ITEM 7 – MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

(A) MAJOR SHAREHOLDERS

The Company's securities are recorded on the books of its transfer agent in registered form. The majority of such shares are, however, registered in the name of intermediaries such as brokerage houses and clearing-houses on behalf of their respective clients. The Company does not have knowledge of all the beneficial owners thereof.

As at July 19, 2012, Intermediaries like CDS & Co, Toronto, Canada and Cede & Co of New York, USA held approximately 67% of the issued and outstanding common shares of the company on behalf of several beneficial shareholders whose individual holdings details were not available.

At July 19, 2012, the Company had 78,714,076 shares of common stock outstanding, which, as per the details provided by the Transfer Agents, were held by 110 record holders excluding the beneficial shareholders held through the intermediaries.

The following table sets forth persons known by us to be beneficial owners of more than 5% of our common shares as of July 19, 2012. Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares subject to options and warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the option and warrant. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	No. of Shares	Percentage of Shares
Sheldon Inwentash(1)	16,218,000	18.28%
Stacey Robinson(2)	10,290,000	12.07%
John Robinson(3)	13,469,103	14.91%
Steve Gose(4)	5,000,000	6.16%
(1) Includes (i) 4,000,000 shares issuable upon exercise of warrants held by Mr. Inwentash and (ii) 6,000,000 shares issuable upon exercise of warrants and 4,000,000 common shares held by Pinetree Resource Partnership. As CEO of Pinetree Capital Ltd. (“Pinetree Capital”), Mr. Inwentash may be deemed to have shared power to vote the shares held by Pinetree Resource Partnership. Based on Schedule 13D filed September 29, 2010 with the SEC.

Based on Pinetree Capital Investment Corp.’s (“PCIC”) and Emerald Capital Corp.’s (“Emerald”) collective ownership and control of Pinetree Resource Partnership and Pinetree Capital’s ownership of PCIC and Emerald, PCIC, Emerald and Pinetree Capital may be deemed to have shared power to vote and dispose or direct the vote and disposition of the shares held by Pinetree Resource Partnership.

(2) Includes options to purchase 2,790,000 shares at USD $0.15 per share and 3,750,000 shares underlying warrants that have an exercise price of USD $0.10 per share.

(3) Includes (i) options to purchase 1,615,000 shares and 1,000,000 shares underlying warrants and (ii) 1,000,000 common shares and 7,995,000 shares underlying warrants held by Current Capital Corp., which is 100% owned by John Robinson.

(4) Includes 2,500,000 shares underlying warrants that have an exercise price of US$0.35.
The Company is a publicly owned Canadian corporation, the shares of which are owned by Canadian residents, US residents, and residents of other countries. The Company is not owned or controlled directly or indirectly by another corporation or any foreign government. There are no arrangements, known to the Company, the operation of which may at a subsequent date result in a change of control of the Company.
(B) RELATED PARTY TRANSACTIONS

Given below is background information on some of the key related parties and transactions with them:

1.	Current Capital Corp. (CCC). CCC is a related party in following ways –

a.	Director/President of CCC, Mr. John Robinson is a consultant with Bontan
b.	CCC provides media and investor relation services to Bontan under a consulting contract. And charges US$ 10,000 per month
c.	Chief Executive and Financial Officer of Bontan is providing accounting services to CCC.
d.	CCC and John Robinson hold significant shares in Bontan.

CCC is also entitled to a finder’s fee at the rate of 10% of the gross money raised for the Company through issuance of shares and warrants under private placements.

Mr. Kam Shah is a director of the Company and also provides services as chief executive and financial officer under a five-year contract. The compensation is decided by the board on an annual basis and is usually given in the form of cash, shares and options.

Mr. Terence Robinson used to be providing services as chief executive officer until May 2004 and was also a director until that date. Currently, Mr. Robinson is providing services as a key consultant under a five-year contract. His services include sourcing of new business opportunities on behalf of the company using his extensive network of business contacts and short term investments buy or sell decisions and advise on behalf of the Company. His remuneration is paid mostly in shares on an annual basis.

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)
Included in shareholders’ information expense is $118,509 (2011 – $122,059) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $ nil for rent (2011: $8,081).
(iii)
A finder’s fee of $ nil (2011: $312,469) was charged by CCC in connection with the private placement. The fee included a cash fee of $ nil (2011: 1,270,000 warrants valued at $123,214 using the black-Scholes option price model).

(iv)
Business expenses of $38,056 (2011: $32,278) were reimbursed to directors of the corporation and $21,456 (2011 - $80,575) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $ nil (2011: $29,886) were charged by the sole director of IPC Cayman and included in oil & gas properties and related expenditure.

(v)
Consulting fees include cash fee paid to directors for services of $190,000 (2011: $ 190,000), $120,000 (2011: $ 120,000) paid to a key consultant and a former chief executive officer of the Company, $102,000 paid to a consultant who controls CCC (2011: $102,000) These fees are included in consulting expenses.

(vi)
Accounts payable includes $95,052 (2011: $39,373) due to CCC, $87,660 (2011: $3,350) due to directors, $178,094 (2011: $63,294) due to a key consultant and a former chief executive officer of the Company, and due to a consultant who controls CCC $145,605 (2011; $ 48,025).

(vii) Included in short term investments is an investment of $nil carrying cost and $nil fair value (2011: $755,452 carrying cost and $610,740 fair value) in a public corporation controlled by a key shareholder of the Company. This investment in 2010 represented common shares acquired in the open market or through private placements and represents less than 1% of the said Corporation.

(C) INTERESTS OF EXPERTS AND COUNSEL

Not applicable.

ITEM 8 – FINANCIAL INFORMATION

(A) CONSOLIDATED STATEMENTS AND OTHER FINANCIAL INFORMATION
Information regarding our financial statements is contained under the caption "Item 17. Financial Statements" below.
Legal Proceedings

As explained elsewhere in this report, the Company entered into a Settlement agreement on December 16, 2011 with IPC Cayman, ITC and Mr. Cooper (“IPC Parties”) to transfer all its equity interest in IPC Cayman to IPC Parties for various considerations, most of which will occur on the closing date. Meanwhile, both the parties agreed to put all current legal actions on hold and not to initiate new ones. A revised settlement was concluded on June 29, 2012 and as a result, all lawsuits and counter claims have now been dismissed.

The Company has no pending legal claims as of today.

Dividend Policy
Since its incorporation, the Company has not declared or paid, and has no present intention to declare or to pay in the foreseeable future, any cash dividends with respect to its Common Shares. Earnings will be retained to finance further growth and development of the business of the Company. However, if the Board of Directors declares dividends; all Common Shares will participate equally in the dividends, and, in the event of liquidation, in the net assets, of the Company.

(B) SIGNIFICANT CHANGES
Subsequent events have been evaluated through July 23, 2012, the date of this report.

There were no significant events other than settlement agreement signed on June 29, 2012 to dispose of our indirect interest in the Israeli Project as described under item 4 (B).
ITEM 9 - THE OFFER AND LISTING
(A) OFFER AND LISTING DETAILS
The following tables set forth the reported high and low sale prices for our common shares as quoted on OTC Bulletin Board.
The following table outlines the annual high and low market prices for the five most recent fiscal years:
Fiscal year ended March 31 2012	High (US$) 0.18	Low (US$) 0.02
2011 2010	0.40 0.45	0.07 0.06
2009	0.30	0.03
2008	0.47	0.17

The following table outlines the high and low market prices for each fiscal financial quarter for the two most recent fiscal periods and any subsequent period:
Fiscal Quarter ended	High	Low
	In US$	In US$
June 30, 2012	0.04	0.02
March 31, 2012	0.05	0.03
December 31, 2011	0.08	0.02
September 30, 2011	0.11	0.06
June 30, 2011	0.16	0.08
March 31, 2011	0.20	0.07
December 31, 2010	0.34	0.17
September 30, 2010	0.29	0.18
June 30, 2010	0.40	0.25
The following table outlines the high and low market prices for each of the most recent six months:
Month	High	Low
	In US$	In US$

June 2012	0.04	0.02
May 2012	0.03	0.02
April 2012	0.03	0.03
March 2012	0.04	0.03
February 2012	0.05	0.03
January 2012	0.05	0.03
(B) PLAN OF DISTRIBUTION
Not applicable.

(C) MARKETS
The Company’s common shares were traded on the Over the Counter Bulletin Board (OTCBB) under the symbol “DEAL” and on Canadian Dealing Network (CDN) under the symbol “FDQI” until January 20, 1999.

Effective January 21, 1999. The Company’s shares were traded only on OTCBB. The symbol was further changed to “NMBC” on August 13, 1999 and then to “DCHK” on November 3, 1999.

On May 26, 2000, the Company shares were de-listed from OTCBB and began trading on the “Pink Sheet” pending clearance of the Registration Statement, F-20 by Securities and Exchange Commission (SEC). The Company filed F-20 originally in December 1999 and then filed several amendments in response to the comments received from SEC to its submissions. The SEC clearance was finally received on June 16, 2000 and the common shares of the Company began trading again on OTCBB effective August 2, 2000.

The company changed its name to Bontan Corporation Inc. On April 21, 2003 and its common shares began trading, and currently trade under a new symbol “BNTNF” on OTCBB.
(D) SELLING SHAREHOLDERS
Not applicable.
(E) DILUTION
Not applicable.
(F) EXPENSES OF THE ISSUE
Not applicable.
ITEM 10 – ADDITIONAL INFORMATION
(A) SHARE CAPITAL
This Form 20F is being filed as an Annual Report under the Exchange Act and, as such, there is no requirement to provide any information under this section.
(B) MEMORANDUM AND ARTICLES OF ASSOCIATION
The Memorandum and Articles of the Company are incorporated by reference to the information in our registration statement on Form 20-F filed with the Securities and Exchange Commission, in Washington, D.C. on June 12, 2000 to which our Articles of Incorporation and Memorandum were filed as exhibits.
No further changes have been made to the Company’s Articles/Bylaws.
The Company’s articles of incorporation do not place any restrictions on the Company’s objects and purposes.
Certain Powers of Directors
The Business Corporations Act (Ontario) (the "OBCA") requires that every director who is a party to a material contract or transaction or a proposed material contract or transaction with a corporation, or who is a director or officer of, or has a material interest in, any person who is a party to a material contract or transaction or a proposed material contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of the meetings of directors the nature and extent of his or her interest, and shall refrain from voting in respect of the material contract or transaction or proposed material contract or transaction unless the contract or transaction is: (a) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the corporation or an affiliate; (b) one relating primarily to his or her remuneration as a director, officer, employee or agent of the corporation or an affiliate; (c) one for indemnity of or insurance for directors as contemplated under the OBCA; or (d) one with an affiliate. However, a director who is prohibited by the OBCA from voting on a material contract or proposed material contract may be counted in determining whether a quorum is present for the purpose of the resolution, if the director disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved.
The Company's by-laws provide that the directors shall from time to time determine by resolution the remuneration to be paid to the directors, which shall be in addition to the salary paid to any officer or employee of the Company who is also a director. The directors may also by resolution award special remuneration to any director in undertaking any special services on the Company's behalf other than the normal work ordinarily required of a director of the Company. The by-laws provide that confirmation of any such resolution by the Company's shareholders is not required.
The Company's by-laws also provide that the directors may: (a) borrow money upon the credit of the Company; (b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee of the Company, whether secured or unsecured; (c) to the extent permitted by the OBCA, give directly or indirectly financial assistance to any person by means of a loan, a guarantee on behalf of the Company to secure performance of any present or future indebtedness, liability or other obligation of any person, or otherwise; and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, tangible or intangible, property of the Company to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or other obligation of the Company.
The directors may, by resolution, amend or repeal any by-laws that regulate the business or affairs of the Company. The OBCA requires the directors to submit any such amendment or repeal to the Company's shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the amendment or repeal.
Meetings of Shareholders
The OBCA requires the Company to call an annual shareholders' meeting not later than 15 months after holding the last preceding annual meeting and permits the Company to call a special shareholders' meeting at any time. In addition, in accordance with the OBCA, the holders of not less than 5% of the Company's shares carrying the right to vote at a meeting sought to be held may requisition our directors to call a special shareholders' meeting for the purposes stated in the requisition. The Company is required to mail a notice of meeting and management information circular to registered shareholders not less than 21 days and not more than 50 days prior to the date of any annual or special shareholders' meeting. These materials also are filed with Canadian securities regulatory authorities and the SEC. The Company's by-laws provide that a quorum of two shareholders in person or represented by proxy holding or representing by proxy not less than 10% of the Company's issued shares carrying the right to vote at the meeting is required to transact business at a shareholders' meeting. Shareholders, and their duly appointed proxies and corporate representatives, as well as the Company's auditors, are entitled to be admitted to the Company's annual and special shareholders' meetings.
Authorized Capital
The Company's authorized capital consists of an unlimited number of shares of one class designated as common shares. The Company may not create any class or series of shares or make any modification to the provisions attaching to the Company's common shares without the affirmative vote of two-thirds of the votes cast by the holders of the common shares. The Company's common shares do not have pre-emptive rights to purchase additional shares.
Disclosure of Share Ownership
The Securities Act (Ontario) provides that a person or company that beneficially owns, directly or indirectly, voting securities of an issuer or that exercises control or direction over voting securities of an issuer or a combination of both, carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities (an "insider") must, within 10 days of becoming an insider, file a report in the required form effective the date on which the person became an insider, disclosing any direct or indirect beneficial ownership of, or control or direction over, securities of the reporting issuer. The Securities Act

(Ontario) also provides for the filing of a report by an insider of a reporting issuer who acquires or transfers securities of the issuer. This report must be filed within 10 days after the end of the month in which the acquisition or transfer takes place.
The Securities Act (Ontario) also provides that a person or company that acquires (whether or not by way of a take-over bid, issuer bid or offer to acquire) beneficial ownership of voting or equity securities or securities convertible into voting or equity securities of a reporting issuer that, together with previously held securities brings the total holdings of such holder to 10% or more of the outstanding securities of that class, must (a) issue and file forthwith a news release containing the prescribed information and (b) file a report within two business days containing the same information set out in the news release. The acquiring person or company must also issue a press release and file a report each time it acquires an additional 2% or more of the outstanding securities of the same class and every time there is a "material change" to the contents of the news release and report previously issued and filed.
The rules in the United States governing the ownership threshold above which shareholder ownership must be disclosed are more stringent than those discussed above. Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") imposes reporting requirements on persons who acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of a class of an equity security registered under Section 12 of the Exchange Act. In general, such persons must file, within 10 days after such acquisition, a report of beneficial ownership with the SEC containing the information prescribed by the regulations under Section 13 of the Exchange Act. This information is also required to be sent to the issuer of the securities and to each exchange where the securities are traded.
Restrictions on Share Ownership by Non-Canadians
There are no limitations under the laws of Canada or in the constitutive documents of the Company on the right of foreigners to hold or vote securities of the Company, except that the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of "control" of the Company by a "non-Canadian". The threshold for acquisitions of control is generally defined as being one-third or more of the voting shares of the Company. "Non-Canadian" generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.
(C) MATERIAL CONTRACTS

The Company currently has only one material contract. On June 29, 2012, the Company signed a settlement agreement to dispose of its indirect interest in the Israeli Project as more fully described under Item 4(B) of this report.

(D) EXCHANGE CONTROLS

There are currently no laws, decrees, regulations or other legislation in Canada that restricts the export or import of capital or that affects the remittance of dividends, interest or other payments to non-resident holders of our securities other than withholding tax requirements. There is no limitation imposed by
Canadian law or by our Articles of Incorporation or our other organizational documents on the right of a non-resident of Canada to hold or vote our common shares, other than as provided in the North American Free Trade Agreement Implementation Act (Canada) and in the Investment Canada Act, as amended by the World Trade Organization Agreement Implementation Act.
The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a “non-Canadian” of “control of a Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for review will be higher in monetary terms, and in certain cases an exemption will apply, for an investor ultimately controlled by persons who are nationals of a WTO Member or have the right of permanent residence in relation thereto.

(E) TAXATION
Canadian Federal Income Tax Consequences
We consider that the following summary fairly describes the principal Canadian federal income tax consequences applicable to a holder of our common shares who at all material times deals at arm’s length with our company, who holds all common shares as capital property, who is resident in the United States, who is not a resident of Canada and who does not use or hold, and is not deemed to use or hold, his common shares of our company in connection with carrying on a business in Canada (a “non-resident holder”). It is assumed that the common shares will at all material times be listed on a stock exchange that is prescribed for purposes of the Income Tax Act (Canada) (the “ITA”) and regulations thereunder. Investors should be aware that the Canadian federal income tax consequences applicable to holders of our common shares will change if, for any reason, we cease to be listed on a prescribed stock exchange. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences of them purchasing, owing and disposing of our common shares should we cease to be listed on a prescribed stock exchange.
This summary is based upon the current provisions of the ITA, the regulations there under, the Canada-United States Tax Convention as amended by the Protocols thereto (the “Treaty”) as at the date of the registration statement and the currently publicly announced administrative and assessing policies of the Canada Revenue Agency (the “CRA”). This summary does not take into account Canadian provincial income tax consequences. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action. This summary does, however, take into account all specific proposals to amend the ITA and regulations there under, publicly announced by the Government of Canada to the date hereof.
This summary does not address potential tax effects relevant to our company or those tax considerations that depend upon circumstances specific to each investor. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences to them of purchasing, owning and disposing of common shares in our company.
Dividends
The ITA provides that dividends and other distributions deemed to be dividends paid or deemed to be paid by a Canadian resident corporation (such as our company) to a non-resident of Canada shall be subject to a non-resident withholding tax equal to 25% of the gross amount of the dividend of deemed dividend. Provisions in the ITA relating to dividend and deemed dividend payments to and gains realized by non-residents of Canada, who are residents of the United States, are subject to the Treaty. The Treaty may reduce the withholding tax rate on dividends as discussed below.
Article X of the Treaty as amended by the US-Canada Protocol ratified on November 9, 1995 provides a 5% withholding tax on gross dividends or deemed dividends paid to a United States corporation which beneficially owns at least 10% of the voting stock of the company paying the dividend. In cases where dividends or deemed dividends are paid to a United States resident (other than a corporation) or a United States corporation which beneficially owns less than 10% of the voting stock of a company, a withholding tax of 15% is imposed on the gross amount of the dividend or deemed dividend paid. We would be required to withhold any such tax from the dividend and remit the tax directly to CRA for the account of the investor.
The reduction in withholding tax from 25%, pursuant to the Treaty, will not be available:
(a) if the shares in respect of which the dividends are paid formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or had in Canada within the 12 months preceding the disposition, or
(b) the holder is a U.S. LLC which is not subject to tax in the U.S.

The Treaty generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organization or to an organization exclusively administering a pension, retirement or employee benefit fund or plan, if the organization is resident in the U.S. and is exempt from income tax under the laws of the U.S.
Capital Gains
A non-resident holder is not subject to tax under the ITA in respect of a capital gain realized upon the disposition of one of our shares unless the share represents “taxable Canadian property” to the holder thereof. Our common shares will be considered taxable Canadian property to a non-resident holder only if-.
(a) the non-resident holder;
(b) persons with whom the non-resident holder did not deal at arm’s length - or
(c) the non-resident holder and persons with whom he did not deal at arm’s length, owned not less than 25% of the issued shares of any class or series of our company at any time during the five year period preceding the disposition. In the case of a non-resident holder to whom shares of our company represent taxable Canadian property and who is resident in the United States, no Canadian taxes will generally be payable on a capital gain realized on such shares by reason of the Treaty unless:
(a) the value of such shares is derived principally from real property (including resource property) situated in Canada,
(b) the holder was resident in Canada for 120 months during any period of 20 consecutive years preceding, and at any time during the 10 years immediately preceding, the disposition and the shares were owned by him when he ceased to be a resident of Canada,
(c) they formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or bad in Canada within the 12 months preceding the disposition, or
(d) the holder is a U.S. LLC which is not subject to tax in the U.S.
If subject to Canadian tax on such a disposition, the taxpayer’s capital gain (or capital loss) from a disposition is the amount by which the taxpayer’s proceeds of disposition exceed (or are exceeded by) the aggregate of the taxpayer’s adjusted cost base of the shares and reasonable expenses of disposition. For Canadian income tax purposes, the “taxable capital gain” is equal to one-half of the capital gain.
U.S. Federal Income Tax Consequences
The following discussion describes certain U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our common shares. This discussion applies only to U.S. Holders that hold our common shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as of the date of this annual report and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this annual report, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:
• banks;
• certain financial institutions;
• insurance companies;
• regulated investment companies;
• real estate investment trusts;
• broker dealers;
• traders that elect to mark to market;
• U.S. expatriates;

• tax-exempt entities;
• persons liable for alternative minimum tax;
• persons holding a common share as part of a straddle, hedging, conversion or integrated transaction;
• persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;
• persons who acquired common shares pursuant to the exercise of any employee share option or otherwise as compensation; or
• partnerships or other pass-through entities, or persons holding common shares through such entities.
In addition, the discussion below does not describe any tax consequences arising out of the recently enacted Medicare tax on certain "net investment income."
INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES.
The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to you if you are the beneficial owner of common shares and you are, for U.S. federal income tax purposes,
• an individual who is a citizen or resident of the United States;
• a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;
• an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
• a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
If you are a partner in partnership or other entity taxable as a partnership that holds common shares, your tax treatment will depend on your status and the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor.
Taxation of Dividends and Other Distributions on the Common Shares
Subject to the PFIC rules discussed below, the gross amount of any distributions we make to you with respect to the common shares generally will be includible in your gross income as dividend income on the date of receipt by you, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your common shares, and then, to the extent such excess amount exceeds your tax basis in your common shares, capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2013, any dividends may be taxed at the lower capital gains rate applicable to "qualified dividend income," provided (1) either (a) the common shares are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period and other requirements are met. Under U.S. Internal Revenue Service authority, common shares will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Market, as are our common shares. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to our common shares, as well as the effects of any change in applicable law after the date of this annual report.
Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the common shares will generally constitute "passive category income" but could, in the case of certain U.S. Holders, constitute "general category income."
If Canadian or PRC withholding taxes apply to any dividends paid to you with respect to our common shares, the amount of the dividend would include withheld Canadian and PRC taxes and, subject to certain conditions and limitations, such Canadian and PRC withholdings taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.
Taxation of Disposition of Common Shares
Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a common share equal to the difference between the amount realized for the common share and your tax basis in the common share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the common shares for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss you recognize on a disposition of common shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the common shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.
Passive Foreign Investment Company
Based on the market price of our common shares, the value of our assets, and the composition of our income and assets, we do not believe we were a PFIC for U.S. federal income tax purposes for our taxable year ended March 31, 2012. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the U.S. Internal Revenue Service will not take a contrary position. A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:
• at least 75% of its gross income for such year is passive income; or
• at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.
For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.
A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year ending March 31, 2013 or any future taxable year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our common shares, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any taxable year during which you hold common shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold common shares, unless we cease to be a PFIC and you make a "deemed sale" election with respect to the common shares. If such election is made, you will be deemed to have sold common shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. After the deemed sale election, your common shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.
For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" you receive and any gain you recognize from a sale or other disposition (including a pledge) of the common shares, unless you make a "mark-to-market" election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:
• the excess distribution or recognized gain will be allocated ratably over your holding period for the common shares;
• the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and
• the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.
If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the common shares you own bears to the value of all of our common shares, and you may be subject to the adverse tax consequences described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.
A U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the common shares, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted basis in such common shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or other disposition of the common shares, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under "—Taxation of Dividends and Other Distributions on the Common Shares," except the lower rate applicable to qualified dividend income would not apply.
The mark-to-market election is available only for "marketable stock," which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our common shares are listed on the Nasdaq Global Market, which is a qualified exchange or other market for these purposes. Consequently, if the common shares continue to be listed on the Nasdaq Global Market and are regularly traded, and you are a holder of common shares, we expect the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.
Alternatively, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your common shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.
Unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.
You are strongly urged to consult your tax advisor regarding the application of the PFIC rules to your investment in common shares.
Information Reporting and Backup Withholding
Any dividend payments with respect to common shares and proceeds from the sale, exchange or redemption of common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.
Additional Reporting Requirements
Certain U.S. Holders who are individuals are required to report information relating to an interest in our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of the common shares.
(F) DIVIDEND AND PAYING AGENTS
Not applicable.
(G) STATEMENT BY EXPERTS
Not applicable.
(H) DOCUMENTS ON DISPLAY
The documents concerning the Company referred to in this Annual Report may be inspected at the Company's office at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3. The Company may be reached at (416) 929-1806. Documents filed with the Securities and Exchange Commission ("SEC") may also be read and copied at the SEC's public reference room at 100F Street, N. E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The Company is subject to reporting requirements as a “reporting issuer” under applicable securities legislation in Canada and as a “foreign private issuer” under the Securities Exchange Act of 1934 (the “Exchange Act”). As a result, we must file periodic reports and other information with the Canadian securities regulatory authorities and the Securities and Exchange Commission.

A copy of this Annual Information Form/Form 20-F Annual Report and certain other documents referred to in this Annual Report and other documents filed by us may be retrieved from the system for electronic document analysis and retrieval (“SEDAR”) system maintained by the Canadian securities regulatory authorities at www.sedar.ca or from the Securities and Exchange Commission electronic data gathering, analysis and retrieval system (“EDGAR”) at www.sec.gov/edgar.

(I) SUBSIDIARY INFORMATION

The documents concerning the Company’s subsidiaries referred to in this Annual Report may be inspected at the Company's office at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3.

ITEM 11 – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations, the continuation of the Company’s search for new business participation opportunities, and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

a)	Fair value of financial instruments
The Company’s financial assets and liabilities are comprised of cash, amounts receivable, prepaid expenses, short term investments, accounts payable and accrued liabilities.

The Company classifies the fair value of these transactions according to the following fair value hierarchy based on the amount of observable inputs used to value the instrument:

• Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

• Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.

• Level 3 – Values are based on prices or valuation techniques that are not based on observable market data. Accordingly, short term investments are classified as Level 1.

Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks: credit risk, liquidity risk, other price risk and market risk.

b)	Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash– Cash is held with major financial institutions in Canada and therefore the risk of loss is minimal.
b.
Other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government. The balance is due from an Israeli escrow agent which is one of its major law firms.

c.	Short term Investments –These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.
c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company expects to satisfy obligations under accounts payable, amounts due to related parties, and short‐term debt in less than one year through cash flows from the proceeds of the sale of its interest as explained in Note 21.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

d)	Other price risk

Other price risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or foreign currency risk.

Other price risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 4% of total assets of the Company as at March 31, 2012 (20% as at March 31, 2011). Further, the Company’s holding in one Canadian marketable security accounted for approximately 65% (March 31, 2011: 40%) of the total short term investment in marketable securities as at March 31, 2012.

The Management tries to mitigate this risk by monitoring all its investments daily with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

e)	Market risk

Market risk consists of interest rate risk and foreign currency risk. The Company is exposed to foreign currency risk.

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns on its disposal or development, if any, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	March 31, 2011	March 31, 2011	December 31, 2010
One US Dollar to CDN Dollar	1.0000	0.9718	0.9946

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at March 31, 2012 were as follows: (all figures in CDN$’000 equivalent)

Cash, receivables & short term investments	$137
Accounts payable and accrued liabilities	(456)
Net liabilities	$(319)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $15,950 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 15,950.
ITEM 12 – DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES
Not applicable.
PART II
ITEM 13 – DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES
None.
ITEM 14 – MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS
None

ITEM 15 - CONTROLS AND PROCEDURES

a) Evaluation of Disclosure controls and procedures

We have no employees. Our Chief Executive Officer who also serves as Chief Financial Officer (“CEO”) is primarily responsible in establishing and maintaining controls and procedures concerning disclosure of material information and their timely reporting in consultation and under direct supervision of the audit committee which comprises two independent directors. We therefore do not have an effective internal controls and procedures due to lack of segregation of duties. However, given the size and nature of our current operations and involvement of independent directors in the process significantly reduce the risk factors associated with the lack of segregation of duties.

The CEO has instituted a system of disclosure controls for the Company to ensure proper and complete disclosure of material information. The limited number of consultants and direct involvement of the CEO facilitates access to real time information about developments in the business for drafting disclosure documents. All documents are circulated to the board of directors and audit committee according to the disclosure time-lines.

As at March 31, 2012, the management carried out a comprehensive review and update of the internal controls existing over the financial reporting. Mitigating controls and procedures were identified wherever possible. Some controls were implemented as a secondary detection mechanism if the initial controls failed to prevent errors from occurring.

There were no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date the CEO completed his evaluation, nor were there any significant deficiencies or material weaknesses in the Company's internal controls requiring corrective actions other than the lack of segregation of duties.

b) Management’s annual report on internal control over financial reporting

Management of Bontan Corporation Inc. (The Company) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external reporting purposes in accordance with generally accepted accounting principles.

The Company’s internal control over financial reporting includes policies and procedures that:

-	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets;
-
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the Directors of the Company: and,

-
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of the effectiveness of internal control over financial reporting are subject to the risks that the controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated and updated the design and operation of the Company’s internal control over financial reporting as of March 31, 2012, based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and has concluded that such internal control over financial reporting is effective.

There is a lack of segregation of duties since Chief executive and financial officer handles accounting records and is also a sole signatory to bank and brokerage accounts. However, potential risks arising from this weakness are mitigated significantly through independent reconciliations and direct involvement in review process by the audit committee, which comprises all independent directors. Management believes that benefits of hiring additional staff to segregate these functions would not justify the costs under the current nature and level of activities at the Company.

c) Attestation report of the registered public accounting firm

Not applicable since we are neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Changes in Internal Controls
There were no changes in our internal control over financial reporting that occurred during the year ended March 31, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
ITEM 16(A) AUDIT COMMITTEE FINANCIAL EXPERTS

As at the Company’s financial year ended March 31, 2012, the audit committee consisted of two independent directors, one of whom, Mr. Dean Bradley would be determined as a financial expert, as that term is defined under Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Bradley’s background is described under Item 6(A) Directors and senior management.

ITEM 16 (B) CODE OF ETHICS

We have adopted a Code of Ethics, which applies to all employees, consultants, officers and directors. A copy of our current code of ethics was included in the exhibits to the annual report for the fiscal year ended March 31, 2007 (Exhibit Item 19(b) 11).

A copy of our Code of Ethics can be obtained by writing to our corporate office at 47 Avenue Road, Suite 200, Toronto, ON M5R 2G3 attention: Chief Executive Officer.

ITEM 16 (C) PRINCIPAL ACCOUNTANT’S FEES AND SERVICES
The following outlines the expenditures for accounting fees for the last two fiscal periods ended:
March 31,	2012	2011

Audit fee	$45,000	$60,000
Other services	6,499	9,982

Under our existing policies, the audit committee must approve all audit and non-audit related services provided by the auditors.

ITEM 16 (D) - EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

ITEM 16 (E) - PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

We did not, nor did any affiliated purchaser, purchase any of our equity securities during the fiscal year 2012.

ITEM 16 (F) – CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 16 (G) – CORPORATE GOVERNANCE

Our securities are listed on the Over The Counter Bulletin Board of NASDAQ. There are no significant ways in which our corporate governance practices differ from those followed by domestic companies under the listing standards of that exchange except for proxy delivery requirements. The OTC Bulletin Board, administered by NASDAQ requires the solicitation of proxies and delivery of proxy statements for all shareholder meetings, and requires that these proxies be solicited pursuant to a proxy statement that conforms to the proxy rules of the U.S. Securities and Exchange Commission. As a foreign private issuer, the Company is exempt from the proxy rules set forth in Sections 14(a), 14(b), 14(c) and 14(f) of the Act. The Company solicits proxies in accordance with applicable rules and regulations in Canada.
PART III
ITEM 17 - FINANCIAL STATEMENTS

Not applicable
ITEM 18 - FINANCIAL STATEMENTS
See the Financial Statements and Exhibits listed in Item 19 hereof and filed as part of this Annual Report. These financial statements were prepared in accordance with International Financial Reporting Standards and are expressed in Canadian dollars. For a history of exchange rates in effect for Canadian dollars as against U.S. dollars, see Item 3(A) Exchange Rates of this Annual Report.

ITEM 19 - EXHIBITS

(a)	Financial Statements

(b) Exhibits
The following documents are filed as part of this Annual Report on Form 20-F
1.1	Articles of Incorporation of the Company - Incorporated herein by reference to Exhibit 1(ix) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.2	By-Laws of the Company - Incorporated herein by reference to Exhibit 1(xi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.3
Certificate of name change from Kamlo Gold Mines Limited to NRT Research Technologies Inc. - Incorporated herein by reference to Exhibit 1(iii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.4
Certificate of name change from NRT Research Technologies Inc. to NRT Industries Inc. - Incorporated herein by reference to Exhibit 1(iv) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.5
Certificate of name change from NRT Industries Inc. to CUDA Consolidated Inc. - Incorporated herein by reference to Exhibit 1(v) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.6
Certificate of name change from CUDA Consolidated Inc. to Foodquest Corp. - Incorporated herein by reference to Exhibit 1(vi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.7
Certificate of name change from Foodquest Corp. to Foodquest International Corp. - Incorporated herein by reference to Exhibit 1(vii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.8
Certificate of name change from Foodquest International Corp. to Dealcheck.com Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.9
Certificate of name change from Dealcheck.com Inc. to Bontan Corporation Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

1.10	Articles of Amalgamation of Israel Ol & Gas Corporation with Bontan Corporation Inc. dated May 15, 2012

2(a)	Specimen Common Share certificate - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

4(a)2.i
Investor relations contract with Current Capital Corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2i to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a)2.ii
Media Relation Contract with Current Capital corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2ii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a)2.iii
A letter dated April1, 2005 extending the contracts under 4(a)2.i and ii. Incorporated herein by reference to Exhibit 4 (a) 2iii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c)1	Consulting Agreement dated April 1, 2005 with Kam Shah Incorporated herein by reference to Exhibit 4 (c) 1 to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c) 2
Letter of April 1, 2010 extending consulting Agreement of Mr. Kam Shah to March 31, 2015. Incorporated herein by reference to Exhibit 4 (c) 2 to the Company’s registration statement on Form F-1 Amednment No. 2 filed on June 17, 2010.

4(c) 3
Consulting Agreement dated August 4, 2009 with Terence Robinson. Incorporated herein by reference to Exhibit 4 (c) 3 to the Company’s registration statement on Form F-1 Amendment No. 2 filed on June 17, 2010.

4(c) 4
Consulting Agreement dated July 1, 2009 with John Robinson. Incorporated herein by reference to Exhibit 4 (c) 4 to the Company’s registration statement on Form F-1 Amednment No. 2 filed on June 17, 2010.

4(c) (iv) 1	The Robinson Option Plan, 2005 Stock Option Plan and 2005 Consultant Stock Compensation Plan - Incorporated herein by reference to Form S-8 filed on December 5, 2005.

4(c) (iv) 2	2007 Consultant Stock Compensation Plan – Incorporated herein by reference to Form S-8 filed on January 16, 2007.

4(c) (iv) 3	2011 Consultant stock compensation plan - Incorporated herein by reference to Form S-8 filed on April 21, 2011

10.1	Amended and restated Settlement Agreement dated June 29, 2012 - incorporated herein by reference 6-K filed on July 6, 2012

10.2
Form of Warrant to Purchase Common Stock by and between Allied Ventures Incorporated and the Company - - incorporated herein by reference to Exhibit EX-10.7 to Amendment # 1 to the Registration Statement,F-1 filed on February 25, 2010.

11	Code of ethics of the Company incorporated herein by reference to Annual Report in form 20-F filed on May 29, 2007

12.1	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to Rule 13a-14(a) or 15d-14(a )under the Securities Exchange Act of 1934, as amended.

13.1	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

The Company hereby certifies that it meets all of the requirements for filing on Form 20-F/A and it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

DATED at Toronto, Ontario, Canada, this 10th day of January, 2013.

BONTAN CORPORATION INC.

Per: (signed) Kam Shah
Title: Chief Executive Officer and Chief Financial Officer

Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2012 and 2011

(Canadian Dollars)

Index

Report of Independent Registered Public Accounting Firm	2-3

Consolidated Statements of Financial Position	4

Consolidated Statements of Operations and Comprehensive Loss	5
Consolidated Statement of Shareholders Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8-29

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Bontan Corporation Inc.

We have audited the accompanying consolidated financial statements of Bontan Corporation Inc., which comprise the consolidated statements of financial position as at March 31, 2012, March 31, 2011 and April 1, 2010, and the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended March 31, 2012 and March 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Bontan Corporation Inc. as at March 31, 2012, March 31, 2011 and April 1, 2010, and its financial performance and its cash flows for the years ended March 31, 2012 and March 31, 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

2

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 (c) in the consolidated financial statements which indicates that the Company incurred a net loss of $2,470,378 during the year ended March 31, 2012 and as of that date had an accumulated deficit of $43,461,270. These conditions, along with other matters as set forth in Note 2 (c), indicate the existence of a material uncertainty that raises substantial doubt about the Company’s ability to continue as a going concern.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
July 24, 2012

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Bontan Corporation Inc.
Consolidated Statements of Financial Position
(Canadian Dollars)

As at,	Note	March 31, 2012	March 31, 2011	April 1, 2010
			(Note 20)	(Note 20)
Assets
Current
Cash		$58,359	$348,464	$2,350,526
Short term investments	4,16(vii)	227,600	1,900,400	1,359,431
Prepaid consulting services		-	7,171	50,792
Other receivable	7	231,039	114,069	129,869
Exploration and evaluation expenditures recoverable	6	6,972,740	-	-
		$7,489,738	$2,370,104	$3,890,618
Long-term assets
Office equipment and furniture	5	$6,717	$8,956	$8,802
Exploration and evaluation expenditures recoverable	6	$-	$6,972,740	$6,520,367
Total assets		$7,496,455	$9,351,800	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	16(vi)	$1,040,450	$663,577	$2,453,910
Deferred costs recovery	8	$1,615,177	-	-
Short term loans		-	-	1,065,578
Total current liabilities		$2,655,627	$663,577	$3,519,488
Shareholders' Equity
Capital stock	9	$36,081,260	$36,078,140	$35,298,257
Warrants	11	7,446,261	8,677,551	7,343,886
Stock option reserve		4,755,077	4,755,077	4,573,748
Fair value reserve		19,500	168,347	(2,696,213)
Deficit		(43,461,270)	(40,990,892)	(37,262,565)
		(43,441,770)	(40,822,545)	(39,958,778)
Total shareholders' equity		$4,840,828	$8,688,223	$7,257,113
Non-controlling interests		$-	$-	$(356,814)
Total equity		$4,840,828	$8,688,223	$6,900,299
Total liabilities and shareholders' equity		$7,496,455	$9,351,800	$10,419,787
Going concern (note 2(c))
Commitments and Contingent Liabilities (Note 15)
Related Party Transactions (Note 16)

On behalf of the Board ”Kam Shah” Director ”Dean Bradley” Director
(signed) (signed)

The accompanying notes are an integral part of these consolidated financial statements.

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Bontan Corporation Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the years ended March 31,
(Canadian Dollars)

	Note	2012	2011
			(Note 20)
Income		$-	$-

Expenses
Professional fees		870,571	1,221,720
Consulting fees	13,15(b), (c),(d) &,16(v)	432,607	778,899
Shareholders' information	15(a),16(i)	131,575	148,610
Travel, meals and promotions	16(iv)	32,114	131,976
Office and general		42,655	44,264
Payroll		46,158	39,738
Rent		25,836	26,117
Communication		9,493	15,090
Transfer agents fees		5,777	11,146
Bank charges and interest		1,749	4,096
Amortization		2,240	2,433
Write down of short term investments		776,774	386,672
Loss on disposal of short term investments		84,176	948,189
Exchange loss		8,653	20,688
		2,470,378	3,779,638
Net loss for year		(2,470,378)	(3,779,638)
Other comprehensive income(loss)
Unrealized (loss) gain for year on short term investments, net of tax		(148,847)	2,864,560
Other comprehensive( loss), income for year		(148,847)	2,864,560
Total comprehensive loss for year		$(2,619,225)	$(915,078)
Net loss attributable to :
Shareholders of the Company		(2,470,378)	(3,728,327)
Non-controlling interest		-	(51,311)
		(2,470,378)	(3,779,638)
Total comprehensive loss attributable to :
Shareholders of the Company		$(2,619,225)	$(863,767)
Non-controlling interest		-	(51,311)
		$(2,619,225)	$(915,078)
Basic and diluted loss per share
Net Loss per share	12	$(0.03)	$(0.05)

The accompanying notes are an integral part of these consolidated financial statements.

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Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the years ended March 31, 2012 and 2011

	Number of Shares	Capital Stock	Warrants	Stock option reserve	Fair value reserve	Accumulated Deficit	Non-Controlling Interest	Total Equity
Balance, April 1, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(2,696,213)	$(37,262,565)	$(356,814)	$6,900,299
Subscription received in fiscal 2010 reversed on issuance of shares		(303,480)						(303,480)
Issued under private placement	12,700,000	2,564,925						2,564,925
Finder fee		(256,493)						(256,493)
Value of warrants issued under private placement		(1,232,145)	1,232,145					-
Value of warrants issued as finder’s fee		(123,214)	123,214					-
Issued under 2009 Consultant stock compensation plan	135,000	48,093						48,093
Value of options issued				181,329				181,329
Issued on exercise of warrants	600,000	60,503						60,503
Value of warrants exercised		21,694	(21,694)					-
Unrealised gain on short term investments ,net of tax					2,864,560			2,864,560
Non-controlling interest							356,814	356,814
Net loss for year						(3,728,327)		(3,728,327)
Balance, March 31, 2011	78,664,076	$36,078,140	$8,677,551	$4,755,077	$168,347	$(40,990,892)	$-	$8,688,223
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120						3,120
Cancellation of previously issued warrants			(1,231,290)					(1,231,290)
Unrealised loss on short term investments ,net of tax					(148,847)			(148,847)
Net loss for year						(2,470,378)		(2,470,378)
Balance, March 31, 2012	78,714,076	$36,081,260	$7,446,261	$4,755,077	$19,500	$(43,461,270)	$-	$4,840,828

The accompanying notes are an integral part of these consolidated financial statements.

6

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
For the years ended March 31,
(Canadian Dollars)

	Note	2012	2011
			(Note 20)
Cash flows from operating activities
Net loss for year		$(2,470,378)	$(3,779,638)
Amortization of office equipment and furniture		2,240	2,433
Write down of short term investments		776,774	386,672
Loss on disposal of short term investments		84,176	948,189
Payment to an employee in common shares		3,120	-
Consulting fees settled for common shares	13	7,171	273,043
Net change in working capital components
Other receivables		(116,970)	(50,209)
Accounts payable and accrued liabilities		376,873	(331,060)
		$(1,336,994)	$(2,550,570)
Cash flow from(into) investing activities
Purchase of office equipment and furniture		-	(2,587)
Exploration and evaluation (expenditure) recovery		383,887	(307,906)
Purchase of short term investments		-	(5,528)
Net proceeds from sale of short term investments		663,002	946,188
		$1,046,889	$630,167
Cash flow from financing activities
Short term loan		-	(1,117,161)
Funds advanced to subsidiary			(1,029,953)
Common shares issued net of issuance costs		-	2,065,455
		$-	$(81,659)
Decrease in cash during year		(290,105)	(2,002,062)
Cash at beginning of year		348,464	2,350,526
Cash at end of period		$58,359	$348,464
Supplemental disclosures
Non-cash operating activities
Consulting fees and employee compensation settled for common		(10,291)	(273,043)
shares and options and expensed during the year
Consulting fees prepaid in shares		-	(7,171)
		$(10,291)	$(280,214)
Non-cash investing activities
Value of warrants previously issued towards acquisitions now cancelled		1,231,290
Value of warrants issued towards acquisitions			(173,953)
		1,231,290	(173,953)
Non-cash financing activities
Value of warrants exercised		-	21,694

The accompanying notes are an integral part of these consolidated financial statements.

7

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2012 and 2011

1. NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is incorporated in Ontario and its head office is located at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada. The Company is a diversified natural resource company that invests in oil and gas exploration and development. The Company’s shares trade on the Over the Counter Bulletin Board of NASDAQ under a trading symbol “BNTNF”.

The Company holds an indirect 4.70% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel, through its holding of 76.79% equity interest in Israel Petroleum Company Limited (“IPC Cayman”). The Company agreed in December 2011 to dispose of this interest as explained in Note 6. This was disposed of on June 29, 2012 as explained in Note 21.

The Company does not currently own any oil and gas properties with proven reserves.

2. BASIS OF PRESENTATION AND ADOPTION OF IFRS

(a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). These consolidated financial statements have been prepared in accordance with IFRS applicable to the preparation of financial statements, including IFRS 1 (First-time Adoption of IFRS). Subject to certain transition elections disclosed in Note 20, the Company has consistently applied the same accounting policies in its opening IFRS Balance Sheet at April 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 20 discloses the impact of the transition to IFRS on the Company‘s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company‘s consolidated financial statements for the year ended March 31, 2011. Previously, the Company prepared its financial statements in accordance with Canadian generally accepted accounting principles (“previous GAAP”).

The Company has no requirement to report on segments as it operates as only one segment.

(b) Basis of presentation

The financial statements have been prepared on the historical cost basis except for certain non-current assets and financial instruments, which are measured at fair value.

(c) Going concern

These consolidated financial statements have been prepared on an assumption of a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments

The Company has not generated any income since 2010 and has losses for the year in the amount of $2.5 million (2011- $3.8 million) and accumulated deficit of approximately $ 43.5 million (2011-$41.0 million).

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The Company signed a settlement agreement in December 2011 to dispose of its interest in the current project for cash and an overriding royalty as explained in Note 6. The interest was finally disposed of on June 29, 2012 as explained in Note 21.

Cash resources at March 31, 2012 are not sufficient to fund the Company’s obligations over the next 12 months and this condition creates a material uncertainty that may cast a significant doubt about the Company’s ability to operate as a going concern. The Company’s ability to continue as a going concern is dependent upon availability of funds received on closing of the settlement agreement, as explained in Note 21. These funds are currently held in an escrow account by the Company’s Israeli lawyers and will be released once clearance is obtained from the Israeli tax authorities. Management will also closely monitor additional funds expected in January 2013 under the settlement agreement.

The Company's ability to continue as a going concern is dependent upon securing the funds under the settlement agreement or its ability to access sufficient capital to defend its interest, identify new business opportunities and to ultimately have profitable operations. These consolidated financial statements do not reflect any adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern, in the normal course of operations. Such adjustments could be material.

(d) Consolidation

The consolidated financial statements include the accounts of the Company and of the following subsidiaries:

a.	Israel Oil & Gas Corporation, a wholly owned subsidiary. This subsidiary was merged with the Company on May 15, 2012.
b.	1843343 Ontario Inc., a wholly owned subsidiary incorporated in Ontario on January 31, 2011 and has no activity since its inception.
Israel Oil & Gas Corporation owns 76.79% equity interest in Israel Petroleum Company Limited (“IPC Cayman”), a Cayman Island limited company incorporated on November 12, 2009. Effective May 18, 2010, the Company deconsolidated IPC Cayman financials due to loss of control and power to govern the financial and operating policies.

All inter-company balances and transactions have been eliminated on consolidation.

(e) Functional and presentation currency

The consolidated financial statements are presented in Canadian dollars which is also the functional currency of the Company and its subsidiaries.

(f) Use of Estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of share- based compensation.

9

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all years presented in these consolidated financial statements, and have been applied consistently by the Company and its subsidiaries.

Financial instruments

Financial assets

All financial assets are initially recorded at fair value and are designated upon inception into one of the following four categories: held-to-maturity, available-for-sale, loans and receivables or at fair value through profit or loss (“FVTPL”).

Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through earnings. The Company’s cash is classified as FVTPL.

Financial assets classified as loans and receivables are measured at amortized cost. The Company’s trade and other receivables are classified as loans and receivables.

Short term investments which consist of marketable securities are designated as “available-for-sale” and are measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold, or if an unrealized loss is considered other than temporary.

The purchase or sale of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the settlement date.

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and stock options are recognized as a deduction from equity, net of any tax effects.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other financial liabilities.

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s trade and other payables are classified as other financial liabilities.

Impairment of financial assets

The Company assesses at each date of the statement of financial position whether a financial asset is impaired.

Assets carried at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount

10

and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is then reduced by the amount of the impairment. The amount of the loss is recognized in profit or loss

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized. Any subsequent reversal of an impairment loss is recognized in profit or loss.
In relation to trade receivables, a provision for impairment is made and an impairment loss is recognized in profit and loss when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are written off against the allowance account when they are assessed as uncollectible.

If an available-for-sale asset is impaired, an amount comprising the difference between its cost and its current fair value, less any impairment loss previously recognized in profit or loss, is transferred from equity to profit or loss. Reversals in respect of equity instruments classified as available-for-sale are not recognized in profit or loss.

Oil and natural gas exploration and development expenditures

Exploration and evaluation costs (“E&E” assets)

All costs incurred prior to obtaining the legal right to explore an area are expensed when incurred.

Generally, costs directly associated with the exploration and evaluation of crude oil and natural gas reserves are initially capitalized. Exploration and evaluation costs are those expenditures for an area where technical feasibility and commercial viability has not yet been demonstrated. These costs generally include unproved property acquisition costs, geological and geophysical costs, sampling and appraisals, drilling and completion costs and capitalized decommissioning costs.

Costs are held in exploration and evaluation until the technical feasibility and commercial viability of the project is established. Amounts are generally reclassified to petroleum and natural gas properties once probable reserves have been assigned to the field. If probable reserves have not been established through the completion of exploration and evaluation activities and there are no future plans for activity in that field, then the exploration and evaluation expenditures are determined to be impaired and the amounts are charged to earnings (loss).

Impairment

E&E assets are assessed for impairment when facts and circumstances suggest that the carrying amount exceeds the recoverable amount and when they are reclassified as Development and Production (“D&P”) assets. For the purpose of impairment testing, E&E assets are grouped by concession or field with other E&E and D&P assets belonging to the same concession or field. The impairment loss will be calculated as the excess of the carrying value over the recoverable amount of the E&E impairment grouping and any resulting impairment loss is recognized in profit and loss. The recoverable amount is generally determined by reference to the value-in-use, or fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Petroleum and natural gas properties

Carrying value

Costs incurred subsequent to the determination of technical feasibility and commercial viability are recognized as petroleum and natural gas properties in the specific asset to which they relate.

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Petroleum and natural gas properties are stated at cost less accumulated depreciation and depletion and accumulated impairment losses. The initial cost of a petroleum and natural gas property is comprised of its purchase price or construction cost, any costs directly attributable to bringing the asset into operation, the initial estimate of the decommissioning obligation, and for qualifying assets, borrowing costs. The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given up to acquire the asset.

Depreciation

The net book value of producing assets are depleted on a field-by-field basis using the unit of production method with reference to the ratio of production in the year to the related proved and probable reserves, taking into account estimated future development costs necessary to bring those reserves into production. For purposes of these calculations, production and reserves of natural gas are converted to barrels on an energy equivalent basis.

Other assets are depreciated on a declining basis at rates ranging from 20% to 33%.

Impairment

At the end of each reporting period, the Company reviews the petroleum and natural gas properties for circumstances that indicate that the assets may be impaired. Assets are grouped together into Cash Generating Units (“CGUs”) for the purpose of impairment testing, which is the lowest level at which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If any such indication of impairment exists, the Company makes an estimate of its recoverable amount. A CGUs recoverable amount is the higher of its fair value less selling costs and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Value in use is generally computed by reference to the present value of future cash flows expected to be derived from the production of proved and probable reserves.

Fair value less cost to sell is determined as the amount that would be obtained from the sale of a CGU in an arm’s length transaction between knowledgeable and willing parties. The fair value less cost to sell of oil and gas assets is generally determined as the net present value of the estimated future cash flows expected to arise from the continued use of the CGU, including any expansion prospects, and its eventual disposal, using assumptions that an independent market participant may take into account. These cash flows are discounted by an appropriate discount rate which would be applied by such a market participant to arrive at a net present value of the CGU. Where the carrying amount of a CGU exceeds its recoverable amount, the CGU is considered impaired and is written down.

When the recoverable amount is less than the carrying amount, the asset or CGU is impaired. For impairment losses identified based on a CGU or a group of CGUs, the loss is allocated on a pro rata basis to the assets within the CGU(s). The impairment loss is recognized as an expense in the statement of operations and loss.

At the end of each subsequent reporting period these impairments are assessed for indicators of reversal. Where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior years. A reversal of an impairment loss is recognized immediately in the consolidated statement of operations and loss.

Gains and losses on disposal of an item of property, plant and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized as separate line items in the consolidated statement of operations.

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Foreign currency translation

The functional and presentation currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date. Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

The Company’s subsidiaries use the US Dollar as a functional currency. However, these subsidiaries are not self-sustaining but are integrated with Bontan Corporation Inc. since they rely on the Company to fund their operations. Hence, translation gains and losses of these subsidiaries are charged to the consolidated statement of operations.

Share-based payments

The Company accounts for share-based payments granted to directors, officers, employees and consultants using the Black-Scholes option-pricing model to determine the fair value of the plan at grant date. An estimated forfeiture rate is incorporated into the fair value calculated and adjusted to reflect the actual number of options that vest. Share-based payments are recorded and reflected as an expense over the vesting period with a corresponding amount reflected in stock option reserve. At exercise, the associated amounts previously recorded in stock option reserve are transferred to common share capital.

The quoted market price of the Company’s shares on the date of issuance under any share- based plan is considered as fair value of the shares issued.

Accounting for equity units

When the Company issues Units under a private placement comprising of common shares and warrants, the Company follows the relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option pricing model which is added to fair value of the common shares determined using the stock price at the date of issuance and the percentage relative to the fair values determined. The fair value of the common shares and the warrants are proportionately adjusted to the net proceeds received. The fair value is then related to the total of the net proceeds received on issuance of the Common shares.

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

Income taxes
Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

13

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustments to tax payable in respect of previous years.

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Determination of fair value

A number of the Company’s accounting policies and disclosures required the determination of fair value, both for financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

a ) Property, plant and equipment are recognized at fair value in a business combination. The fair value of property, plant and equipment is the estimated amount for which the property, plant and equipment could be exchanged on the acquisition date between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion. The fair value of oil and natural gas interests (included in property, plant and equipment) is estimated with reference to the discounted cash flows expected to be derived from oil and gas production based on externally prepared reserve reports. The risk-adjusted discount rate is specific to the asset with reference to general market conditions, being 10% for fiscal 2012 (2011 – 10%).

The market value of other items of property, plant and equipment is based on the quoted market prices for similar items.

b) The fair value of cash and cash equivalents, accounts receivable and accruals and accounts payable and accruals is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. At March 31, 2012 and 2011 the fair value of these balances approximated their carrying value due to their short term to maturity.

c) The fair value of stock options is measured using a Black Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate (based on government bonds).

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the

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Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 ‐ Financial Instruments
The IASB intends to replace IAS 39, Financial Instruments: Recognition and Measurements, with IFRS 9, Financial Instruments. IFRS 9 will be published in six phases, of which the first phase has been published.

For financial assets, IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, and replaces the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used. For financial liabilities, the approach to the fair value option may require different accounting for changes to the fair value of a financial liability as a result of changes to an entity’s own credit risk.

IFRS 9 is effective for annual periods beginning on or after April 1, 2015, but is available for early adoption. The Company has yet to assess the full impact of IFRS 9.

IFRS 10 – Consolidated Financial Statements
As of April 1, 2013, the Company will be required to adopt IFRS 10 which requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC‐12 – Consolidation – Special Purpose Entities, and parts of IAS 27 –Consolidated and Separate Financial Statements. The Company has yet to assess the full impact of IFRS 10.

IFRS 11 – Joint Arrangements
As of April 1, 2013, the Company will be required to adopt IFRS 11 which requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operations. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31 –Interests in Joint Ventures, and SIC 13 – Jointly Controlled Entities – Non‐monetary Contributions by Venturers. The Company has yet to assess the full impact of IFRS 11.

IFRS 12 – Disclosure of Interests in Other Entities
As of April 1, 2013, the Company will be required to adopt IFRS 12 which establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity’s interests in other entities. The Company has yet to assess the full impact of IFRS 12.

IFRS 13 – Fair Value Measurement
As of April 1, 2013, the Company will be required to adopt IFRS 13, a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. This new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. The Company has yet to assess the full impact of IFRS 13.

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Amendments to Other Standards
In addition, there have been amendments to existing standards, including IAS 27 – Separate Financial Statements and IAS 28 Investments in Associates and Joint Ventures. IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non‐consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope to address the changes in IFRS 10 to 13. Both of the amended standards are not applicable until January 1, 2013. The Company has yet to assess the full impact of these amendments.

4.	SHORT TERM INVESTMENTS

	Marketable securities
	Carrying average costs	fair market value
March 31, 2012	$208,100	$227,600
March 31, 2011	$2,118,724	$1,900,400
April 1, 2010	$4,007,574	$1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2012. A net unrealized loss of $148,847 for the year ended on that date was included in the fair value reserve.

As at March 31, 2012, management concluded that certain marketable securities had suffered a decline in their value which was unlikely to be recovered in the near future. Since this is a loss in value that is other than temporary decline, the cumulative loss has been removed from other comprehensive income and recognised in net income even though these investments have not been de-recognised.

As at March 31, 2012, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $3,051(as at March 31, 2011: $75,800, April 1, 2010: $119,217) and the market value of the underlying securities was $80 (as at March 31, 2011: $14,655, April 1, 2010: $19,506). These warrants and the underlying unrealized gains and losses have not been accounted for in the financial statements since the Company has decided not to exercise these warrants. The warrants expired on April 26, 2012.

5.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated amortization	Net book value	Net book value
As at March 31,	2012			2011
Office furniture	4,725	2,983	1,742	2,177
Computer	6,020	3,776	2,244	3,365
Software	5,793	3,062	2,731	3,414

	$16,538	$9,821	$6,717	$8,956

6. EXPLORATION AND EVALUATION EXPENDITURES RECOVERABLE

Effective May 18, 2010, the Company decided to de-consolidate the results of its subsidiary; IPC Cayman wherein it holds 76.79% equity, due to loss of effective control over IPC Cayman’s financial reporting process.

IPC Cayman was incorporated solely for the purpose of managing exploration and development of two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel (“Israeli project”).

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IPC Cayman held a 50% partnership interest in IPC Oil and Gas (Israel) Limited Partnership (“IPC Israel”) which is the registered holder of 13.609% interest in the Israeli project. However, on November 8, 2011, IPC Cayman merged its interest in IPC Israel, in a reverse take-over transaction, into an Israeli public company, IPC Oil and Gas Holdings Ltd (“Shaldieli”) in exchange for approximately 144.8 million shares of Shaldieli, representing approximately 90% of the share capital of Shaldieli.

The Company’s beneficial share, through its ownership of 76.79% equity of IPC Cayman, in the allotted Shaldieli shares is approximately 111.2 million shares of Shaldieli or approximately 69% of Shaldieli share capital. Shaldieli now holds 50% of the equity in IPC Israel which, in turn, holds a 13.6090% working interest in the two licences – Sarah and Myra – under the offshore Israeli Project.

Thus, the Company’s indirect working interest in the Israeli project works out to 4.70% (March 31, 2011: 5.23%.), this is subject to change as Shaldieli dilutes its share capital by issuing new shares to raise additional funds.

The funds provided by the Company towards exploration activities of the Israeli project either direct to the consortium or through IPC Cayman, have been capitalized as exploration and evaluation expenditures.

On December 16, 2011, the Company signed a settlement agreement (“Settlement agreement”) with IPC Cayman, International Three Crown Petroleum LLC (“ITCP”), Three Crown Petroleum LLC (“TCP”) and Mr Howard Cooper (“IPC Parties”). The Company agrees to transfer all its equity in IPC Cayman on closing for a total price of US$15 million and a 0.25% Overriding Royalty Interest (“ORI”) in the Israeli Project In addition, all 5 million warrants issued to ITC and 390,000 options issued to IPC Cayman consultants have been surrendered and cancelled without any compensation. The price of US$15 million will consist of cash of US$10 million with the balance covered by two promissory notes carrying interest at 5% per annum and secured by additional ORI of 0.25% and a guarantee from IPC Cayman. One promissory note for US$2 million is payable on or before November 9, 2012 and another for US$3 million is payable on or before November 9, 2013. In the event of requests by the IPC Parties for an extension, or the occurrence of certain financing activities, the Company may receive up to a further US$500,000 in non-refundable deposits. The Company may also receive up to an additional US$ 3 million based on the price of Shaldieli shares after two years.

The Company has received a non-refundable deposit of US$250,000. IPC Parties exercised its extension right on March 12, 2012 by paying to the Company’s tax escrow agent a further non-refundable deposit of US$125,000 (Note 7) and extended the closing date to April 25, 2012. This date was extended to May 14, 2012 for which the IPC Parties paid to the Company an extension fee of US$ 100,000. The original settlement agreement was finally revised and closed on June 29, 2012 as further explained in Note 21.

As a result of the above settlement, the Company reclassified its exploration and evaluation expenditure from a long-term to a current asset on the balance sheet. There were no movements during the year ended March 31, 2012.

The Company has not assigned any value to its 0.25% ORI since the underlying reserves have not yet been proven.

The management carried out an impairment test in light of the settlement closed on June 29, 2012 as explained in Note 21, and concluded that there was no permanent impairment.

7.	OTHER RECEIVABLE

Other receivable as at March 31, 2012 includes $124,188 (US$125,000) representing a non-refundable deposit paid by IPC Parties as part of the settlement as explained in Note 6 to a tax escrow account held by the Company’s Israeli tax escrow agent. The funds will be released to the Company once the Company’s application for an exemption from Israeli income tax is approved. If the application is not approved, then the tax escrow agent will withhold 30% Israeli tax. However, the Company believes that the withheld tax will be fully refunded upon assessment of its tax return by the Israeli Tax Authority.

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8.	DEFERRED COSTS RECOVERY

This represents exploration and evaluation expenditures recovered as of March 31, 2012 pursuant to the settlement agreement on June 29, 2012 (Note 21).

	2012	2011
Cancellation of warrants returned under the settlement agreement (Note 6) (i)	$1,231,290	$-
Cash deposits received under the settlement agreement ( Note 6) (ii)	383,887	-

	$1,615,177	$-

(i)	The value of cancelled warrants will be taken to income on closing of the settlement agreement on June 29, 2012 (Note 21).
(ii)	Cash deposit will be adjusted against exploration and evaluation expenditure on closing of the settlement agreement on June 29, 2012 (Note 21).

9. CAPITAL STOCK

(a) Authorized: Unlimited number of common shares

(b)	Issued
	Common
	Shares	Amount
Balance at April 1, 2010	65,229,076	$35,298,257
Issued under 2009 Consultant Stock Compensation Plan (i)	135,000	48,093
Issued under private placements (ii)	12,700,000	2,564,925
Finder's fee (ii)	-	(256,493)
Value assigned to warrants issued under private placements	-	(1,232,145)
Value assigned to warrants issued as finder's fee under private placements	-	(123,214)
Issued on exercise of warrants (ii)	600,000	60,503
Value of warrants exercised transferred from warrants	-	21,694
Subscriptions received in fiscal 2010 reversed on issuance of shares	-	(303,480)
Balance at March 31, 2011	78,664,076	$36,078,140
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120
Balance at March 31, 2012	78,714,076	$36,081,260

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the year ended March 31, 2011, 135,000 common shares were issued to three consultants out of this plan in settlement of their fees. These shares were valued at the market price of the common shares prevailing on the date of issue.

(ii)
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, which was subsequently increased to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, which was subsequently increased to 39.5 million, to be issued at US$0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

The subscription closed on April 30, 2010. The Company issued an additional 12.7 million Units since April 1, 2010 until the closing date of April 30, 2010 and raised approximately US$2.6 million.

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(c)	As at March 31, 2012, the Company had the following active Consultant Stock Compensation Plans:

	Date of registration*	Registered shares under Plan	Issued to March 31, 2011	As at April 1, 2011	Issued	Cancelled	Balance at March 31, 2012
2009 Plan	11-May-09	3,000,000	(843,333)	2,156,667	(50,000)	-	2,106,667
2011 Plan	11-Apr-11	6,000,000	-	6,000,000	-	-	6,000,000

*	Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

10. STOCK OPTION PLANS

(a) The following is a summary of all Stock Option Plans as at March 31, 2012:

Plan	Date of	# of Options
	registration*	Registered	Issued	Expired	Cancelled	Exercised	Outstanding
1999 Stock option Plan	Apr 30, 2003	3,000,000	3,000,000	(70,000)		(1,200,000)	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	(155,000)		(400,000)	1,945,000
The Robinson Plan	Dec. 5, 2005	1,100,000	1,100,000	-		-	1,100,000
2005 Stock Option Plan	Dec. 5, 2005	1,000,000	1,000,000	-	(390,000)	-	610,000
		7,600,000	7,600,000	(225,000)	(390,000)	(1,600,000)	5,385,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

390,000 options issued to consultants of IPC Cayman were cancelled on December 19, 2011 as per the terms of the Settlement agreement (Note 6).

All outstanding options were fully vested on the dates of their grant.

(b)	The weighted average exercise price of the outstanding stock options was US$0.17 as at March 31, 2012 (March 31, 2011: US$0.18 and April 1, 2010: $0.15)

(c) Details of weighted average remaining life of the options granted and outstanding are as follows:

March 31, 2012
Number of options outstanding and exercisable	5,385,000
Exercise price in US$	0.17
Weighted average remaining contractual life (years)	2.43

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 560,000 options and less than the market price for the balance of 4,825,000 options.

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11.	WARRANTS

(a)	The movements during the year ended March 31, 2012 were as follows:
	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, April 1, 2010	59,701,420	0.28	7,343,886
Issued under 2009-10 Private Placement (i)	12,700,000	0.35	1,232,145
Issued as finder's fee under 2009-10 private placement (i)	1,270,000	0.35	123,214
Exercised	(600,000)	(0.10)	(21,694)
Issued and outstanding, March 31, 2011	73,071,420	$0.30	$8,677,551
Cancelled (ii)	(5,000,000)	$(0.35)	$(1,231,290)
Issued and outstanding, March 31, 2012	68,071,420	$0.29	$7,446,261

(i)
The company issued 12.7 million warrants under a 2009-10 private placement relating to Units subscribed plus 1.27 million as a finder’s fee during the year ended March 31, 2011 These warrants are convertible into an equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option pricing model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option pricing model amounted to $3,695,413. Using the relative fair value method, an amount of $1,232,145 for warrants issued to private placees and $123,214 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

(ii)
5 million warrants issued to International Three Crown Petroleum Ltd., were cancelled on December 19, 2011 As per the terms of the Settlement agreement (Note 6) these warrants were valued at $1,231,290 on the date of their issuance.

(b)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	March 31, 2012
	Warrants outstanding & exercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.10	10,400,000	2.00
0.25	12,846,420	2.00
0.35	44,825,000	2.90
0.29	68,071,420	2.59

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12. LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which was 78,680,743 (2011 - 78,469,909).

The Company had approximately 68 million (2011: 73 million) warrants and 5.4 million options (2011: 5.8 million), which were not exercised as at March 31, 2012. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

13.	CONSULTING FEES

	2012	2011
Fees settled in stocks and options	$7,171	$273,043
Fees settled for cash	425,436	505,856
	$432,607	$778,899

14.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income (loss) before income taxes. The components of these differences are estimated as follows:

	2012	2011
Income tax recovery based on combined corporate income tax rate of 25% (2011: 25% )	$(617,595)	$(889,551)
Increase(decrease) in taxes resulting from:
Non-deductible stock based compensation	1,793	68,261
Non-deductible meals & entertainment expenses	2,008	4,906
Non-taxable portion of loss (gain) on sale of short term investments	10,522	118,524
Finder’s fee -1/5th portion allowable for tax	-	(41,465)
Write off of a short term investment	97,097	48,334
Income tax recovery	(506,175)	(690,991)
Benefit of tax losses not recognised	506,175	690,991
Provision for income taxes	$-	$-

The components of the temporary differences and the country of origin at March 31, 2012 and 2011 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 25% and the US income tax rate of 34% for both the years). No deferred tax assets are recognized on these differences as it is not probable that sufficient taxable profit will be available to realize such assets

	Canada		US
	2012	2011	2012	2011
	in $ '000
Non-capital losses carried forward	$3,156	$2,818	$1,498	$1,498
Capital losses carried forward	1,211	1,093	-	-
Exploration and evaluation expenditure	1,134	1,232	-	-
Other	(5)	(42)	-	-
Unrecognized deductible temporary differences	5,496	5,101	1,498	1,498

The Company has approximately $12.6 million (2011: $11.2 million) in Canadian non-capital losses, $4.8 million (2011: $4.4 million) in capital losses and US$ 4.4 million (2011: US$4.4 million) in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the consolidated financial statements as management.

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The non-capital losses expire as follows:

	Canadian in CDN$ In $’000		US in US$ in $’000
2014	1,337
2015	1,319	2025	$ 1,050
2026	3,373	2026	3,300
2027	271	2027	25
2028	675
2029	342
2030	1,189
2031 2032	2,094 2,025
	$ 12,625		$ 4,375

15. COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media and investor relations contracts, with Current Capital Corp., a shareholder corporation, effective July 1, 2004, initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended by another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On August 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr John Robinson. Mr John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and is a brother of Mr Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr John Robinson on July 1, 2009 for period covering up to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $1.8 million.

(f)
The Company is a party to a potential legal action threatened by one of its suppliers for approximately $30,000. This amount is fully disputed by the Company. In view of the inherent difficulty of predicting the outcome of such matter, the Company cannot state what the eventual outcome of such matter will be. However, based on current knowledge, management does not believe that liability, if any arising from this matter will have a material adverse effect on the consolidated financial position, or results of operations of the Company.

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16. RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)
Included in shareholders’ information expense is $118,509 (2011 – $122,059) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $ nil for rent (2011: $8,081).
(iii)
A finder’s fee of $ nil (2011: $312,469) was charged by CCC in connection with the private placement. The fee included a cash fee of $ nil (2011: 1,270,000 warrants valued at $123,214 using the black-Scholes option price model).

(iv)
Business expenses of $38,056 (2011: $32,278) were reimbursed to directors of the corporation and $21,456 (2011 - $80,575) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $ nil (2011: $29,886) were charged by the sole director of IPC Cayman and included in oil & gas properties and related expenditure.

(v)
Consulting fees include cash fee paid to directors for services of $190,000 (2011: $190,000), $120,000 (2011: $120,000) paid to a key consultant and a former chief executive officer of the Company, $102,000 paid to a consultant who controls CCC (2011: $102,000). These fees are included in consulting expenses.

(vi)
Accounts payable includes $95,052 (2011: $39,373) due to CCC, $87,660 (2011: $3,350) due to directors, $178,094 (2011: $63,294) due to a key consultant and a former chief executive officer of the Company, and due to a consultant who controls CCC $145,605 (2011; $ 48,025).

(vii) Included in short term investments is an investment of $nil carrying cost and $nil fair value (2011: $755,452 carrying cost and $610,740 fair value) in a public corporation controlled by a key shareholder of the Company. This investment in 2010 represented common shares acquired in the open market or through private placements and represents less than 1% of the said Corporation.

17.	SETTLEMENT AGREEMENT

As explained in Note 6, the Company entered into a Settlement agreement on December 16, 2011 with IPC Cayman, ITC and Mr. Cooper (“IPC Parties”) to transfer all its equity interest in IPC Cayman to IPC Parties for various considerations, most of which will occur on the closing date. Meanwhile, both the parties agreed to put all current legal actions on hold and not to initiate new ones. As further explained in Note 21, a revised settlement was concluded on June 29, 2012 and as a result, all lawsuits and counter claims have now been dismissed.

18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments recognized in the balance sheet consist of the following:

	March 31, 2012		March31, 2011
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	58,359	58,359	348,464	348,464
Other receivable	231,039	231,039	114,069	114,069
Short term investments	208,100	227,600	2,118,724	1,900,400
Financial liabilities
Accounts payable and accrued liabilities	1,040,450	1,040,450	663,577	663,577

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

a)	Fair value of financial instruments
The Company’s financial assets and liabilities are comprised of cash, amounts receivable, prepaid expenses, short term investments, accounts payable and accrued liabilities.
.
The Company classifies the fair value of these transactions according to the following fair value hierarchy based on the amount of observable inputs used to value the instrument:

• Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.
• Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.
• Level 3 – Values are based on prices or valuation techniques that are not based on observable market data. Accordingly, short term investments are classified as Level 1.

Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks: credit risk, liquidity risk, other price risk and market risk.

b)	Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash– Cash is held with major financial institutions in Canada and therefore the risk of loss is minimal.
b.
Other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government. The balance is due from an Israeli escrow agent which is one of its major law firms.

c.	Short term Investments –These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.
c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company expects to satisfy obligations under accounts payable, amounts due to related parties, and short‐term debt in less than one year through cash flows from the proceeds of the sale of its interest as explained in Note 21.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

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d)	Other price risk

Other price risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or foreign currency risk.

Other price risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 4% of total assets of the Company as at March 31, 2012 (20% as at March 31, 2011). Further, the Company’s holding in one Canadian marketable security accounted for approximately 65% (March 31, 2011: 40%) of the total short term investment in marketable securities as at March 31, 2012.

The Management tries to mitigate this risk by monitoring all its investments daily with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

e)	Market risk

Market risk consists of interest rate risk and foreign currency risk. The Company is exposed to foreign currency risk.

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns on its disposal or development, if any, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	March 31, 2012	March 31, 2011	December 31, 2010
One US Dollar to CDN Dollar	1.0000	0.9718	0.9946

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at March 31, 2012 were as follows: (all figures in CDN$’000 equivalent)

Cash, receivable & short term investments	$ 137
Accounts payable and accrued liabilities	(456)
Net liabilities	$ (319)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $15,950 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 15,950.

19. CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 1 million as at March 31, 2012 and current assets, mostly in cash and short term investments, excluding the reclassified exploration and evaluation expenditure, of approximately $0.5 million. The Company’s objectives when managing capital are to safeguard the

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Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at March 31, 2012, the shareholders’ equity was approximately $ 4.8 million (March 31, 2011: $ 8.7 million). Approximately 6% or $0.3 million was held in cash and short term investments (March 31, 2011: $2.3 million or 25%).

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. There have been no changes to the Company’s approach to capital management during the year ended March 31, 2012.

The Company believes that the settlement agreement signed in December 2011, as explained in Note 6, and closed subsequently as explained in Note 21 will generate significant cash flow which will enable the Company to not only meet its existing obligations but to invest in new projects while continuing its interest in the current project in the form of an overriding royalty interest.

20.	TRANSITION TO IFRS

As disclosed in note 2(a), the Company’s consolidated financial statements for the year ending March 31, 2012 will be the first annual consolidated financial statements that comply with IFRS. As a result, these consolidated financial statements have been prepared in accordance with IFRS 1 ‐ First‐time Adoption of International Financial Reporting Standards as issued by the International Accounting Standards Board. Previously, the Company prepared its quarterly and annual Consolidated Financial Statements in accordance with Canadian GAAP.

IFRS 1 requires the presentation of comparative information as at the April 1, 2010 transition date and subsequent comparative periods as well as the consistent and retrospective application of IFRS accounting policies. To assist with the transition, the provision of IFRS 1 allows for certain mandatory and optional exemptions for first‐time adopters to alleviate the retrospective application of all IFRSs. The Company has applied the following optional exemptions:

(i) Business combinations

The Company has applied the business combinations exemption in IFRS 1 to not apply IFRS 3 retrospectively to past business combinations. Accordingly, the Company has not restated business combinations that took place prior to April 1, 2010.

(ii) Share-based payments

The Company elected to apply the share-based payment exemption to awards that vested prior to April 1, 2010. There were no unvested awards at the date of transition to IFRS.

(iii) Oil and gas property cost basis

The Company followed a “full cost” approach under Canadian GAAP and capitalized the cost of oil and gas properties and related exploration costs until the properties were placed into production, sold or abandoned on a geographical country basis. These costs would be amortized over the estimated useful life of the properties following the commencement of production. Cost includes both the cash consideration as well as the fair market value of any securities issued on the acquisition of petroleum and natural gas properties. Properties acquired under option agreements or joint ventures, whereby payments were made at the sole discretion of the Company, were recorded in the accounts at such time as the payments were made. The proceeds from property options granted reduced the cost of the related property and any excess over cost is applied to income.

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The full cost approach is no longer permitted upon transition to IFRS. The Company has elected to apply the first-time adoption exemption for full cost oil and gas entities where the carrying value of oil and gas assets at the date of transition to IFRS is measured on a deemed costs basis.
The following reconciliations present the adjustments to comply with IFRS 1. A summary of the significant accounting policy changes is discussed following the reconciliations. Reconciliations include the Company’s Consolidated Balance Sheets as at April 1, 2010 and March 31, 2011.

The transition from Canadian GAAP to IFRS had no significant impact on the Consolidated Statement of Operations and Comprehensive loss and Changes in Shareholders’ Equity and cash flows statement and hence these have not been presented.

Balance sheet as at April 1, 2010 (Canadian dollars)

	Previous Canadian GAAP March 31, 2010	IFRS Adjustments	IFRS April 1, 2010
Assets
Current
Cash	$2,350,526		$2,350,526
Short term investments	1,359,431		1,359,431
Prepaid consulting services	50,792		50,792
Other receivables	129,869		129,869
	$3,890,618	$-	$3,890,618
Long-term assets
Office equipment and furniture	$8,802		$8,802
Oil & gas properties and related expenditure	$6,520,367	$(6,520,367)	$-
Exploration and evaluation expenditure		$6,520,367	$6,520,367
Total assets	$10,419,787	$-	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable and acrued liabilities	$2,453,910		$2,453,910
Short term loans	1,065,578		$1,065,578
Total current liabilities	$3,519,488	$-	$3,519,488
Shareholders' Equity
Capital stock	$35,298,257		$35,298,257
Warrants	7,343,886		$7,343,886
Contributed surplus	4,573,748		$4,573,748
Accumulated other comprehensive loss	(2,696,213)		$(2,696,213)
Deficit	(37,262,565)		$(37,262,565)
Total shareholders' equity	$7,257,113	$-	$7,257,113
Non-controlling interests	$(356,814)		$(356,814)
Total equity	$6,900,299	$-	$6,900,299
Total liabilities and shareholders' equity	$10,419,787	$-	$10,419,787

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Balance sheet as at March 31, 2011 (Canadian dollars)

	Previous Canadian GAAP March 31, 2011	IFRS Adjustments	IFRS March 31, 2011
Assets
Current
Cash	$348,464		$348,464
Short term investments	1,900,400		1,900,400
Prepaid consulting services	7,171		7,171
Other receivables	114,069		114,069
	$2,370,104	$-	$2,370,104
Long-term assets
Office equipment and furniture	$8,956		$8,956
Investment in oil & gas properties	$6,972,740	$(6,972,740)	$-
Exploration and evaluation expenditure		$6,972,740	$6,972,740
Total assets	$9,351,800	$-	$9,351,800
Liabilities and shareholders' equity
Current liabilities
Accounts payable and acrued liabilities	$663,577		$663,577
Total current liabilities	$663,577	$-	$663,577
Shareholders' Equity
Capital stock	$36,078,140		$36,078,140
Warrants	8,677,551		$8,677,551
Contributed surplus	4,755,077		$4,755,077
Accumulated other comprehensive income	168,347		$168,347
Deficit	(40,990,892)		$(40,990,892)
Total equity	$8,688,223	$-	$8,688,223
Total liabilities and shareholders' equity	$9,351,800	$-	$9,351,800

21.	SUBSEQUENT EVENT

As explained in Note 6, the Company signed a settlement agreement on December 15, 2011 to dispose of its interest in the Israeli project held through its ownership of 79.76% equity in IPC Cayman. The agreement being extended from time to time and amended was finally closed on June 29, 2012.

As per the terms of the revised settlement agreement the Company received US$ 5 million and surrendered all its shares in IPC Cayman for cancellation. The Company and IPC Parties exchanged mutual releases and dismissed all lawsuits against each other and against IPC Oil and Gas Holdings Ltd. (formerly, Shaldieli Ltd.) and certain of its promoters.

As additional consideration, on or before December 31, 2012, based on a revaluation of the surrendered shares to be performed by the IPC Parties, Bontan will either receive (i) at the option of the IPC Parties, either a payment of US$9.625 million or a payment of US$6.625 million plus delivery of a US$3.0 million promissory note due on November 8, 2013, carrying 5% p.a. interest and secured by an IPC guarantee, a 0.15% Overriding Royalty Interest (ORI) and a pledge of 23% of the IPC Shares, or (ii) the right to exercise an option to purchase 49.27% of the issued and outstanding share capital of IPC Cayman on a fully diluted basis for an exercise price of US$4,927.(IPC Cayman currently holds 144,821,469 shares of Shaldieli).

The revised Settlement Agreement includes an obligation to pay Bontan an additional amount based on the increase in value of a specified number of Shaldieli shares, with the obligation guaranteed by IPC and also secured by the 0.15% ORI. This amount is only payable if the value of the specified number of Shaldieli shares is worth more than US$3 million. Moreover, the payment may not exceed an additional $US3.0 million. In order for any amounts to be paid under this provision, there would have to be a significant increase in the market price over the current price.

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22.	APPROVAL OF FINANCIAL STATEMENTS

The consolidated financial statements were approved by the board of directors and authorized for issue on July 24, 2012.

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Exhibit 12.1
CERTIFICATION
I, Kam Shah, Chief Executive Officer of Bontan Corporation Inc., certify that:
1.	I have reviewed this annual report on Form 20-F of Bontan Corporation Inc., as amended by this Amendment No. 1 on Form 20-F/A;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4
I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the company and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this report is being prepared;

b.
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under my supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.
Evaluated the effectiveness of the company's disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.
Disclosed in this report any change in the company's internal control over financial reporting that occurred during the period covered by the Company’s most recent fiscal quarter (the Company’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the company's internal control over financial reporting; and

5.
I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the company's auditors and the audit committee of the company's board of directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company's ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company's internal control over financial reporting.
Date: January 10, 2013
/s/ Kam Shah
Kam Shah Chief Executive and Financial Officer

Exhibit 13.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual report on Form 20-F/A of Bontan Corporation Inc. (the “Company”) for the year ended March 31, 2012, as filed with the Securities and Exchange Commission, I hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The annual report on Form 20-F/A of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the annual report fairly presents, in all material respects, the financial condition and results of operations of Bontan Corporation Inc.

Date: January 10, 2013

/s/ Kam Shah

Kam Shah
Chief Executive Officer and Chief Financial Officer

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.